Filed Pursuant to Rule 424(b)(1)
Registration No. 333-123193

$46,000,000

3.75% Convertible Senior Notes due 2009
and
Shares of Common Stock
Issuable upon Conversion of the Notes

     We originally issued these notes in a private placement in December 2004. This prospectus covers resales of the notes, and sales of the shares of our common stock into which the notes are convertible, by the selling security holders named in this prospectus.

     The notes are convertible, at the option of the holders thereof, into shares of our common stock initially at a conversion price of $2.81 per share, which is equivalent to an initial conversion rate of approximately 355.8719 shares of common stock per $1,000 principal amount of the notes. The conversion price will be adjusted to reflect stock dividends, stock splits, issuances of rights to purchase shares of common stock and other events. In addition, subject to certain limitations, if during the period from December 8, 2004 through December 7, 2005, the market price of our common stock is less than $1.89 per share (subject to adjustment), which is 32.7% below the conversion price (then in effect), for at least 20 trading days during any 30 consecutive trading day period, the conversion price will immediately be reduced to $2.31 per share (subject to adjustment), representing a reduction of 17.8% of the original conversion price; provided, however, that there can be no more than one such reduction of the conversion price during the term of the notes. Notes converted within 30 days of notice of certain transactions constituting a fundamental change will also benefit from the issuance of additional shares or an additional cash payment.

     The notes bear interest at a rate of 3.75% per year. Interest on the notes is payable on May 18 and November 18 of each year, beginning on May 18, 2005. We have purchased a portfolio of U.S. Treasury securities that we pledged to secure the first four scheduled interest payments on the notes. The notes will mature on November 18, 2009.

     Upon a fundamental change, in certain circumstances, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest and additional interest, if any.

     Our common stock is listed on The Nasdaq National Market under the symbol “MSPD.” The last reported sale price of our common stock on March 23, 2005, was $2.39 per share.

     Since their original issuance, the notes have been eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus and the shares of common stock issuable upon conversion thereof will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any other automated quotation system or any securities exchange.

     Other than the pledge of U.S. Treasury securities to secure the first four scheduled interest payments on the notes, the notes are senior unsecured obligations and rank equally with future senior unsecured indebtedness, and rank junior to existing and future senior secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively junior to our subsidiaries’ indebtedness and other liabilities, including trade payables.

     The selling security holders named in this prospectus will receive all of the net proceeds from sales of the securities offered hereby, and will pay all underwriting discounts and selling commissions, if any, in connection with the sales. We are responsible for paying the other expenses incident to the registration of the securities offered hereby. We will not receive any proceeds from this offering.

     Investing in the notes and the common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2005.

ABOUT THIS PROSPECTUS

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

     We are not making any representation to any purchaser of the securities registered hereby regarding the legality of an investment in the securities by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the securities offered hereby.

     When used in this prospectus, the terms “Mindspeed,” “we,” “our” and “us” refer to Mindspeed Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified. Mindspeed Technologies® is a registered trademark of Mindspeed Technologies, Inc. Other brands, names and trademarks referred to in this prospectus are the property of their respective owners.

     We maintain a fifty-two/fifty-three week fiscal year ending on the Friday closest to September 30. Fiscal year 2004 comprised 52 weeks and ended on October 1, 2004. For presentation purposes of this prospectus, references made to the September 30, 2004 period relate to the actual fiscal year ended October 1, 2004.

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FORWARD-LOOKING STATEMENTS

     This prospectus and the documents that we incorporate by reference contain statements relating to Mindspeed Technologies, Inc. that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. All statements included in this prospectus and the documents that we incorporate by reference, other than those that are historical, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may,” “assume” and “continue,” as well as variations of such words and similar expressions, also identify forward-looking statements. Forward-looking statements in this prospectus include, without limitation: our intent to not list the notes on any automated quotation system or any securities exchange; our expectations regarding our restructuring plans, including our expected reduction in headcount and facilities closures and the timing and amount of cost savings under our restructuring plan; our beliefs regarding the sufficiency of our liquidity and capital resources; our expectations regarding the sufficiency of the U.S. Treasury securities we purchased and pledged to the trustee pursuant to the terms of the indenture governing the notes to, upon receipt of scheduled principal and interest payments thereon, provide for the payment in full of the first four scheduled interest payments on the notes, but not additional interest; our expectations of future losses and negative cash flows; the impact of cyclical fluctuations on our business; our expectation that continued competition will continue to result in declining average sales prices for our products; our plans regarding use of the net proceeds of the initial offering of the notes; our expectations regarding our primary sources of future liquidity; and the potential dilution resulting from adjustments to the conversion price of the notes or outstanding warrants to purchase our common stock.

     Forward-looking statements, including those regarding our expectations, beliefs, anticipations, objectives, intentions, plans and strategies regarding the future, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statement. These risks and uncertainties include, but are not limited to:

•	market demand for our new and existing products;

•	availability and terms of capital needed for our business;

•	our ability to reduce our cash consumption;

•	successful development and introduction of new products;

•	obtaining design wins and developing revenues from them;

•	pricing pressures and other competitive factors;

•	order and shipment uncertainty;

•	fluctuations in manufacturing yields;

•	product defects;

•	intellectual property infringement claims by others and our ability to protect our intellectual property;

•	our ability to maintain operating expenses within anticipated levels; and

•	our ability to attract and retain qualified personnel.

     The forward-looking statements in this prospectus are subject to additional risks and uncertainties, including those set forth herein under the heading “Risk Factors” and those detailed from time to time in our filings with the SEC. All forward-looking statements contained in this prospectus are made only as of the date on the cover hereof and, except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated into it by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” the documents incorporated by reference and the financial statements and related notes contained therein.

Mindspeed Technologies

     We design, develop and sell semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks. Our products, ranging from physical-layer transceivers and framers to higher-layer network processors, are sold to original equipment manufacturers (OEMs) for use in a variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers, digital loop carrier equipment and Internet protocol (IP) private branch exchanges (PBXs). Service providers and enterprises use this equipment for the processing, transmission and switching of high-speed voice and data traffic, including advanced services such as voice-over-IP (VoIP), within different segments of the communications network. Our largest OEM customers in fiscal 2004 included Alcatel Data Networks, Cisco Systems, Huawei Technologies, Nortel Networks and Siemens, and our largest OEM customers in the first quarter of fiscal 2005 included Alcatel Data Networks, Cisco Systems, McDATA Corporation, Nortel Networks and Siemens.

Recent Developments

     On December 8, 2004, we completed the private placement of $46.0 million aggregate principal amount of our 3.75% convertible senior notes due 2009. The notes have been registered for resale, by the holders listed in this prospectus, pursuant to the registration statement of which this prospectus forms a part. In connection with our completion of the original issuance of the notes, the $50 million credit facility previously provided to us by Conexant Systems, Inc. terminated pursuant to its terms. Additionally, at the time we entered into the credit facility with Conexant, and pursuant to its terms, we issued to Conexant a warrant that entitled Conexant to acquire from us up to approximately 8.3 million shares of our common stock, based on the maximum level of borrowings we made under the credit facility at any time. We had made no borrowings under the credit facility at the time of its termination, and as a result Conexant is not, and will not become, entitled to acquire any shares of our common stock under that related warrant.

     We were organized as a Delaware corporation in July 2001. Until June 2003, we were a wholly owned subsidiary of Conexant Systems, Inc. On June 27, 2003, Conexant completed the distribution to its stockholders of all outstanding shares of our common stock, which we refer to as the distribution. Our principal executive offices are located at 4000 MacArthur Boulevard, East Tower, Newport Beach, California, 92660-3095, and our telephone number is (949) 579-3000. Our web site is located at www.mindspeed.com. The information contained on or accessible through our web site is not a part of this prospectus.

The Offering

     The summary below describes, among other things, the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Mindspeed Technologies, Inc.

Securities Offered	$46,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2009, and the shares of our common stock issuable upon conversion of the notes.

Maturity Date	November 18, 2009.

Ranking	Except as described under “Security” below, the notes are senior unsecured obligations of Mindspeed and rank equal in right of payment with all future senior unsecured indebtedness of Mindspeed. As of December 31, 2004, Mindspeed had no senior debt outstanding.

Interest Rate	3.75% per year. Interest is payable on May 18 and November 18 of each year, beginning May 18, 2005.

Security	We purchased and pledged to the trustee under the indenture, for the exclusive benefit of the holders of the notes, approximately $3.4 million aggregate face amount of U.S. Treasury securities, which we expect will be sufficient, upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first four scheduled interest payments, but not additional interest, if any, on the notes when due. There is no other security for the notes. See “Description of the Notes — Security.”

Conversion Right	You may convert your notes into shares of our common stock, initially at the conversion price of $2.81 per share, equal to a conversion rate of approximately 355.8719 shares per $1,000 principal amount of notes, at any time prior to the close of business on the business day prior to the final maturity date.

Upon a conversion, we will have the right to deliver to holders, at our option, (i) cash, (ii) shares of our common stock or (iii) a combination thereof. See “Description of the Notes — Conversion Rights.”

The conversion price will be adjusted to reflect stock dividends, stock splits, issuances of rights to purchase shares of common stock and other events. In addition, the conversion price will be subject to adjustment, which adjustment we refer to as the barrier adjustment, if during the period from December 8, 2004 through December 7, 2005, the market price of our common stock is less than $1.89 (subject to adjustment), that is 32.7% below the conversion price (then in effect), for at least 20 trading days during any 30 consecutive trading day period, the conversion price will immediately be reduced to $2.31 (subject to adjustment), representing a reduction of 17.8% of the original conversion price; provided that there can be no more than one such reduction of the conversion price during the term of the notes; and provided further, that no adjustment shall be made if, prior to any such adjustment being required, a fundamental change (as defined in this prospectus) has occurred of the type triggering an adjustment to the conversion price or an additional cash payment as described in “Description of the Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.”

The conversion price is also subject to adjustment to increase the number of shares issuable if you convert your notes under certain circumstances in connection with certain transactions constituting a fundamental change, provided that an additional cash payment may be made in lieu of additional shares in certain circumstances.

You may only convert notes to the extent that you and any group of which you are a member will not beneficially own, immediately following such conversion, outstanding shares constituting more than 14.9% of our common stock.

Sinking Fund	None.

Optional Redemption by Mindspeed	None.

Repurchase Right of Holders Upon a Fundamental Change
If we undergo a fundamental change meeting certain conditions prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. See “Description of the Notes — Repurchase at Option of Holders Upon a Fundamental Change.”

Adjustment to Conversion Price Upon Certain Types of Fundamental Changes
If and only to the extent holders elect to convert the notes in connection with certain transactions described under the first or third clause of the definition of fundamental change as described in “Description of the Notes — Repurchase at Option of Holders Upon a Fundamental Change” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, we will increase the number of shares issuable upon conversion.

The number of additional shares will be determined by reference to the table in “Description of the Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes,” based on the effective date and the price paid per share of our common stock in such transaction. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such transaction.

Notwithstanding the foregoing, in connection with any fundamental change of the type described above occurring after the barrier adjustment has been made, no additional shares shall be issued upon conversion of the notes in respect of the transaction otherwise requiring adjustment to the conversion price, but instead we shall make an additional cash payment in lieu thereof. In the event that a fundamental change of the type described above occurs and no barrier adjustment has been made, we may, at our election, adjust the conversion price and issue the additional shares upon conversion and/or make an additional cash payment in lieu thereof.

Conversion After a Public Acquirer Change of Control
In the case of a non-stock change of control constituting a public acquirer change of control (as defined in this prospectus), we may, in lieu of issuing additional shares or making an additional cash payment upon conversion as described in “Description of the Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes,” elect to adjust the conversion price and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock by adjusting the conversion price in effect immediately before the public acquirer change of control by a fraction:

• the numerator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control; and

• the denominator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control.

Covenants	The indenture does not contain any financial covenants.

Events of Default	If there is an event of default on the notes, the principal amount of the notes plus accrued and unpaid interest (including additional interest) to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Mindspeed or any of its significant subsidiaries.

Form, Denomination and Registration	The notes were issued in fully registered form, in denominations of $1,000 and are represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes are shown on, and transfers are effected only through, records maintained by DTC and its participants. See “Description of the Notes — Form, Denomination and Registration.”

Use of Proceeds	Proceeds from the sale of the securities offered pursuant to this prospectus are solely for the account of the selling security holders. Accordingly, we will not receive any proceeds from the sale of the securities offered by this prospectus. See “Use of Proceeds.”

Registration Rights	Pursuant to the terms of a resale registration rights agreement we entered into with the initial purchaser of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with respect to the resale of the notes and the common stock issuable upon conversion of the notes. See “Description of the Notes — Registration Rights.”

Trading	Since their initial issuance, the notes have been eligible for trading on The PORTAL MarketSM of The National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market, and we do not intend to list the notes on any other automated quotation system or any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the notes.

Nasdaq National Market Symbol for Our Common Stock	Our common stock is traded on The Nasdaq National Market under the symbol “MSPD.”

RISK FACTORS

     You should carefully consider the following risks and warnings before deciding to invest in the notes or the common stock issuable upon conversion of the notes. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including the documents incorporated by reference and our consolidated financial statements and the related notes included therein.

     This prospectus and the documents incorporated by reference into it also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

We are incurring substantial operating losses, we anticipate additional future losses and we must significantly increase our revenues to become profitable.

     We incurred a net loss of $30.5 million for the first quarter of fiscal 2005 compared to a net loss of $26.2 million in the first quarter of fiscal 2004. We incurred net losses of $93.2 million in fiscal 2004 and $750.4 million ($177.3 million, before the $573.2 million cumulative effect of a change in accounting for goodwill) in fiscal 2003. We expect that we will continue to incur significant losses and negative cash flows at least through fiscal 2005, and we may incur additional significant losses and negative cash flows in subsequent periods.

     In order to become profitable, or to generate positive cash flows from operations, we must achieve substantial revenue growth. This additional revenue growth will depend on a further renewal in demand for network infrastructure equipment that incorporates our products, which in turn depends primarily on the level of capital spending by communications service providers. In October 2004, we announced additional cost reduction actions designed to reduce our combined quarterly research and development and selling, general and administrative expenses to approximately $26 million by the fourth quarter of fiscal 2005. However, these expense reductions alone, without additional revenue growth, will not make us profitable. We may not be successful in achieving the necessary revenue growth or the expected expense reductions within the anticipated time frame, or at all. We may not achieve profitability or sustain such profitability, if achieved.

We have substantial cash requirements to fund our operations, research and development efforts and capital expenditures. Our capital resources are limited and capital needed for our business may not be available when we need it.

     For the first quarter of fiscal 2005, our net cash used in operating activities was $9.8 million compared to net cash used in operating activities of $15.4 million for the first quarter of fiscal 2004. Net cash used in operating activities was $43.2 million for fiscal 2004 and $125.6 million for fiscal 2003. Our principal sources of liquidity are our existing cash balances ($75.6 million as of December 31, 2004) and cash generated from product sales. We believe that our existing sources of liquidity will be sufficient to fund our operations, research and development efforts, anticipated capital expenditures, working capital and other financing requirements for at least the next twelve months. However, we cannot assure you that this will be the case, and if we continue to incur operating losses and negative cash flows in the future, we may need to reduce further our operating costs or obtain alternate sources of financing, or both. We may not have access to additional sources of capital on favorable terms or at all. If we raise additional funds through the issuance of equity, equity-based or debt securities, such securities may have rights, preferences or privileges senior to those of our common stock and our stockholders may experience dilution of their ownership interests.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

     The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry in general, and in our business in particular. Periods of industry downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors have caused substantial fluctuations in our revenues and our results of operations in the past, and we may experience similar fluctuations in our business in the future.

Our operating results are subject to substantial quarterly and annual fluctuations.

     Our revenues and operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	fluctuations in manufacturing yields;

•	significant warranty claims, including those not covered by our suppliers;

•	availability and cost of products from our suppliers;

•	intellectual property disputes; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.

     The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. If our operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the prices of the notes and our common stock.

We are entirely dependent upon third parties for the manufacture, assembly and testing of our products and are vulnerable to their capacity constraints during times of increasing demand for semiconductor products.

     We are entirely dependent upon outside wafer fabrication facilities, known as foundries, for wafer fabrication services. Under our fabless business model, our long-term revenue growth is dependent on our ability to obtain sufficient external manufacturing capacity, including wafer production capacity. Periods of upturns in the semiconductor industry may be characterized by rapid increases in demand and a shortage of wafer fabrication capacity, and we may experience delays in shipments or increased manufacturing costs.

     The significant risks associated with our reliance on third-party foundries are compounded at times of increasing demand for semiconductor products. They include:

•	the lack of assured wafer supply, potential wafer shortages and higher wafer prices;

•	limited control over delivery schedules, manufacturing yields, production costs and product quality; and

•	the unavailability of, or delays in obtaining, products or access to key process technologies.

     We obtain external wafer manufacturing capacity primarily from Taiwan Semiconductor Manufacturing Company and Jazz Semiconductor, Inc. However, these and other foundries we use may allocate their limited capacity to fulfill the production requirements of other customers that are larger and better financed than us. If we choose to use a new foundry, it typically takes several months to complete the qualification process before we can begin shipping products from the new foundry.

     We are also dependent upon third parties, including Amkor Technology, Inc., for the assembly and testing of our products. Our reliance on others to assemble and test our products subjects us to many of the same risks as are described above with respect to our reliance on outside wafer fabrication facilities.

     Wafer fabrication processes are subject to obsolescence, and foundries may discontinue a wafer fabrication process used for certain of our products. In such event, we generally offer our customers a “last-time buy” program to satisfy their anticipated requirements for our products. The unanticipated discontinuation of a wafer fabrication process on which we rely may adversely affect our revenues and our customer relationships.

     The foundries and other suppliers on whom we rely may experience financial difficulties or suffer disruptions in their operations due to causes beyond our control, including labor strikes, work stoppages, electrical power outages, fire, earthquake, flooding or other natural disasters. Certain of our suppliers’ manufacturing facilities are located near major earthquake fault lines in the Asia-Pacific region, Mexico and California. In the event of a disruption of the operations of one or more of our suppliers, we may not have a second manufacturing source immediately available. Such an event could cause significant delays in shipments until we could shift the products from an affected facility or supplier to another facility or supplier. The manufacturing processes we rely on are specialized and are available from a limited number of suppliers. Alternate sources of manufacturing capacity, particularly wafer production capacity, may not be available to us on a timely basis. Even if alternate wafer production capacity is available, we may not be able to obtain it on favorable terms, or at all. Difficulties or delays in securing an adequate supply of our products on favorable terms, or at all, could impair our ability to meet our customers’ requirements and have a material adverse effect on our operating results.

     In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries to experience, from time to time, lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers’ demands for our products on a timely basis. Moreover, lower than anticipated manufacturing yields may adversely affect our cost of goods sold and our results of operations.

We are subject to intense competition.

     The communications semiconductor industry in general, and the markets in which we compete in particular, are intensely competitive. We compete worldwide with a number of United States and international semiconductor manufacturers that are both larger and smaller than us in terms of resources and market share. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted, and is expected to continue to result, in declining average selling prices for our products.

     Many of our current and potential competitors have certain advantages over us, including:

•	stronger financial position and liquidity;

•	longer presence in key markets;

•	greater name recognition;

•	access to larger customer bases; and

•	significantly greater sales and marketing, manufacturing, distribution, technical and other resources.

     As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can. Moreover, we have recently incurred substantial operating losses, and we anticipate future losses. Our OEM customers may choose semiconductor suppliers whom they believe have a stronger financial position or liquidity.

     Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers’ purchasing decisions. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We may not be able to compete successfully against current and potential competitors.

Our success depends on our ability to develop competitive new products in a timely manner.

     Our operating results will depend largely on our ability to continue to introduce new and enhanced semiconductor products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others:

•	our ability to anticipate customer and market requirements and changes in technology and industry standards;

•	our ability to accurately define new products;

•	our ability to complete development of new products, and bring our products to market, on a timely basis;

•	our ability to differentiate our products from offerings of our competitors; and

•	overall market acceptance of our products.

     We may not have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products, particularly if we are required to take further cost reduction actions. Furthermore, we are required to evaluate expenditures for planned product development continually and to choose among alternative technologies based on our expectations of future market growth. We may be unable to develop and introduce new or enhanced products in a timely manner, our products may not satisfy customer requirements or achieve market acceptance, or we may be unable to anticipate new industry standards and technological changes. We also may not be able to respond successfully to new product announcements and introductions by competitors.

If we are not able to keep abreast of the rapid technological changes in our markets, our products could become obsolete.

     The demand for our products can change quickly and in ways we may not anticipate because our markets generally exhibit the following characteristics:

•	rapid technological developments;

•	rapid changes in customer requirements;

•	frequent new product introductions and enhancements;

•	declining prices over the life cycle of products; and

•	evolving industry standards.

     Our products could become obsolete sooner than we expect because of faster than anticipated, or unanticipated, changes in one or more of the technologies related to our products. The introduction of new technology representing a substantial advance over current technology could adversely affect demand for our existing products. Currently accepted industry standards are also subject to change, which may also contribute to the obsolescence of our products. If we are unable to develop and introduce new or enhanced products in a timely manner, our business may be adversely affected.

The complexity of our products may lead to errors, defects and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our products.

     Although we, our customers and our suppliers rigorously test our products, our products are complex and may contain errors, defects or bugs when first introduced or as new versions are released. We have in the past experienced, and may in the future experience, such errors, defects and bugs. If any of our products contain production defects or reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to buy our products, which could adversely affect our ability to retain existing customers and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products to our customers, which could adversely affect our results of operations.

     If defects or bugs are discovered after commencement of commercial production of a new product, we may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products and we could be subject to claims for damages by our customers or others against us. These costs or damages could have a material adverse effect on our financial condition and results of operations.

We may not be able to attract and retain qualified personnel necessary for the design, development and sale of our products. Our success could be negatively affected if key personnel leave.

     Our future success depends on our ability to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel can be intense in the semiconductor industry. We may not be able to attract and retain qualified management and other personnel necessary for the design, development and sale of our products.

     We may have particular difficulty attracting and retaining key personnel during periods of poor operating performance. If we are not successful in assuring our employees of our financial stability and our prospects for success, our employees may seek other employment, which may materially adversely affect our business. Moreover, our recent expense reduction and restructuring initiatives, including a series of worldwide workforce reductions, have significantly reduced the number of our technical employees. The loss of the services of one or more of our key employees, including Raouf Y. Halim, our chief executive officer, or certain key design and technical personnel, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our ability to operate our business.

     Approximately 10% of our engineers are foreign nationals working in the United States under visas. The visas held by many of our employees permit qualified foreign nationals working in specialty occupations, such as certain categories of engineers, to reside in the United States during their employment. The number of new visas approved each year may be limited and may restrict our ability to hire additional qualified technical employees. In addition, immigration policies are subject to change, and these policies have generally become more stringent since the events of September 11, 2001. Any additional significant changes in immigration laws, rules or regulations may further restrict our ability to retain or hire technical personnel.

If network infrastructure OEMs do not design our products into their equipment, we will be unable to sell those products. Moreover, a design win from a customer does not guarantee future sales to that customer.

     Our products are not sold directly to the end-user but are components of other products. As a result, we rely on network infrastructure OEMs to select our products from among alternative offerings to be designed into their equipment. We may be unable to achieve these “design wins.” Without design wins from OEMs, we would be unable to sell our products. Once an OEM designs another supplier’s semiconductors into one of its product platforms, it is more difficult for us to achieve future design wins with that OEM’s product platform because changing suppliers involves significant cost, time, effort and risk. Achieving a design win with a customer does not ensure that we will receive significant revenues from that customer and we may be unable to convert design wins into actual sales. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to stop using our products if, for example, its own products are not commercially successful.

Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products.

     Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. These lengthy periods also increase the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development and selling, general and administrative expenses before we generate any revenues from new products. We may never generate the anticipated revenues if our customers cancel or change their product plans.

Uncertainties involving the ordering and shipment of our products could adversely affect our business.

     Our sales are typically made pursuant to individual purchase orders and we generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders until 30 days prior to shipment. In addition, we sell a substantial portion of our products through distributors, some of whom have a right to return unsold products to us. Sales to distributors accounted for approximately 53% and 47%, respectively, of our net revenues for fiscal 2004 and the first quarter of fiscal 2005.

     Because of the significant lead times for wafer fabrication and assembly and test services, we routinely purchase inventory based on estimates of end-market demand for our customers’ products, which may be subject to dramatic changes and is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors or contract manufacturers, or both, as our forecasts of demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory, which could result in write-downs of inventory.

We are subject to the risks of doing business internationally.

     For fiscal 2004 and the first quarter of fiscal 2005, approximately 68% and 64%, respectively, of our net revenues were from customers located outside the United States, primarily in the Asia-Pacific region and Europe. In addition, we have design centers, and rely on suppliers, located outside the United States, including foundries and assembly and test service providers located in the Asia-Pacific region. Our international sales and operations are subject to a number of risks inherent in selling and operating abroad which could adversely affect our ability to increase or maintain our foreign sales. These include, but are not limited to, risks regarding:

•	currency exchange rate fluctuations;

•	local economic and political conditions;

•	disruptions of capital and trading markets;

•	restrictive governmental actions (such as restrictions on the transfer or repatriation of funds and trade protection measures, including export duties and quotas and customs duties and tariffs);

•	changes in legal or regulatory requirements;

•	difficulty in obtaining distribution and support;

•	the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export licensing requirements;

•	tax laws; and

•	limitations on our ability under local laws to protect our intellectual property.

     Because most of our international sales, other than sales to Japan (which are denominated principally in Japanese yen), are currently denominated in U.S. dollars, our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies.

     From time to time we may enter into foreign currency forward exchange contracts to mitigate the risk of loss from currency exchange rate fluctuations for foreign currency commitments entered into in the ordinary course of business. We have not entered into foreign currency forward exchange contracts for other purposes. Our financial condition and results of operations could be adversely affected by currency fluctuations.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and reduction in our intellectual property rights.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their patents and technology. Any litigation to determine the validity of allegations that our products infringe or may infringe these rights, including claims arising through our contractual indemnification of our customers, or claims challenging the validity of our patents, regardless of its merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We may not prevail in litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation results in an adverse ruling we could be required to:

•	pay substantial damages for past, present and future use of the infringing technology;

•	cease the manufacture, use or sale of infringing products;

•	discontinue the use of infringing technology;

•	expend significant resources to develop non-infringing technology;

•	pay substantial damages to our customers or end users to discontinue use or replace infringing technology with non-infringing technology;

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all; or

•	relinquish intellectual property rights associated with one or more of our patent claims, if such claims are held invalid or otherwise unenforceable.

     In connection with the distribution, we generally assumed responsibility for all contingent liabilities and litigation against Conexant or its subsidiaries related to the Mindspeed business.

If we are not successful in protecting our intellectual property rights, it may harm our ability to compete.

     We rely primarily on patent, copyright, trademark and trade secret laws, as well as employee and third-party nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. At times we incorporate the intellectual property of our customers into our designs, and we have obligations with respect to the non-use and non-disclosure of their intellectual property. In the past, we have engaged in litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We may engage in future litigation on similar grounds, which may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. In particular:

•	the steps we take to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers may not be successful;

•	any existing or future patents may be challenged, invalidated or circumvented; or

•	the measures described above may not provide meaningful protection.

     Despite the preventive measures and precautions that we take, a third party could copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain countries.

We may make business acquisitions or investments, which involve significant risk.

     We may from time to time make acquisitions, enter into alliances or make investments in other businesses to complement our existing product offerings, augment our market coverage or enhance our technological capabilities. However, any such transactions could result in:

•	issuances of equity securities dilutive to our existing stockholders;

•	the incurrence of substantial debt and assumption of unknown liabilities;

•	large one-time write-offs;

•	amortization expenses related to intangible assets;

•	the diversion of management’s attention from other business concerns; and

•	the potential loss of key employees from the acquired business.

     Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources and our relationships with employees and customers, and ultimately may not be successful.

     Additionally, in periods subsequent to an acquisition, we must evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings.

Antidilution and other provisions in the warrant issued to Conexant may also adversely affect our stock price or our ability to raise additional financing.

     In connection with the distribution of our common stock by Conexant to its stockholders, we issued to Conexant a warrant to purchase 30 million shares of our common stock at a price of $3.408 per share (subject to adjustment in certain circumstances), exercisable through June 27, 2013, representing approximately 19% of our outstanding common stock on a fully diluted basis. The warrant issued to Conexant contains antidilution provisions that provide for adjustment of the warrant’s exercise price, and the number of shares issuable under the warrant, upon the occurrence of certain events. If we issue, or are deemed to have issued, shares of our common stock, or securities convertible into our common stock, at prices below the current market price of our common stock (as defined in the warrant) at the time of the issuance of such securities, the warrant’s exercise price will be reduced and the number of shares issuable under the warrant will be increased. The amount of such adjustment, if any, will be determined pursuant to a formula specified in the warrant and will depend on the number of shares issued, the offering price and the current market price of our common stock at the time of the issuance of such securities. Adjustments to the warrant pursuant to these antidilution provisions may result in significant dilution to the interests of our existing stockholders and may adversely affect the market price of our common stock. The antidilution provisions may also limit our ability to obtain additional financing on terms favorable to us.

     Moreover, we may not realize any cash proceeds from the exercise of any of the warrant held by Conexant. A holder of the warrant may opt for a cashless exercise of all or part of the warrant. In a cashless exercise, the holder of the warrant would make no cash payment to us, and would receive a number of shares of our common stock having an aggregate value equal to the excess of the then-current market price of the shares of our common stock issuable upon exercise of the warrant over the exercise price of the warrant. Such an issuance of common stock would be immediately dilutive to the interests of other stockholders.

Some of our directors and executive officers may have potential conflicts of interest because of their positions with Conexant or their ownership of Conexant common stock.

     Some of our directors are Conexant directors, and our non-executive chairman of the board is chairman of the board and chief executive officer of Conexant. Several of our directors and executive officers own Conexant common stock and hold options to purchase Conexant common stock. Service on our board of directors and as a director or officer of Conexant, or ownership of Conexant common stock by our directors and executive officers, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Conexant. For example, potential conflicts could arise in connection with decisions involving the warrant to purchase our common stock issued to Conexant, or other agreements entered into between us and Conexant in connection with the distribution.

     Our restated certificate of incorporation includes provisions relating to the allocation of business opportunities that may be suitable for both us and Conexant based on the relationship to the companies of the individual to whom the opportunity is presented and the method by which it was presented and also includes provisions limiting challenges to the enforceability of contracts between us and Conexant.

     We may have difficulty resolving any potential conflicts of interest with Conexant, and even if we do, the resolution may be less favorable than if we were dealing with an entirely unrelated third party.

Risks Related to the Notes

The notes do not contain financial covenants and there is limited protection in the event of a change of control.

     The indenture under which we issued the notes does not contain any financial covenants. In particular, the indenture does not contain covenants that limit our ability to incur indebtedness, to pay dividends or to make distributions on or to redeem our capital stock and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in clauses (1), (2), (3) and (4) of the definition of a “fundamental change” under “Description of the Notes — Repurchase at Option of Holders Upon a Fundamental Change.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of our common stock but would not constitute a fundamental change.

Our ability to repurchase the notes with cash upon a fundamental change may be limited.

     In certain circumstances involving a fundamental change, you may require us to repurchase all or a portion of your notes to the extent set forth in this prospectus. If a fundamental change were to occur, we cannot assure you that, if required, we will have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in that event may be limited by law, by the terms of other agreements relating to our senior debt and by indebtedness and agreements that we may enter into in the future. If a fundamental change occurs at a time when we are prohibited from repurchasing or redeeming the notes, we could seek the consent of lenders to repurchase the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from repurchasing the notes. Our failure to repurchase the notes would constitute an event of default under the indenture under which we issued the notes, which might also constitute a default under the terms of our other indebtedness at that time.

The adjustment to the conversion price or payment of an additional cash amount following the occurrence of certain types of fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change and may not be enforceable.

     If certain types of fundamental change occur on or prior to maturity of the notes, we will adjust the conversion price of the notes to increase the number of shares issuable upon conversion or make an additional cash payment. The number of additional shares to be issued (or the amount of any cash payment) will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of the Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.” While this adjustment or payment is designed to compensate you for the lost option time value of your notes as a result of certain types of fundamental changes, the adjustment or payment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $2.30 or more than $10.00 (subject to adjustment), there will be no such adjustment or payment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Your right to fully convert notes may be limited.

     You may not be able to fully convert your notes because you may only convert notes to the extent that you and any group (which expression has the same meaning as that used for purposes of Section 13 under the Exchange Act) of which you are a member will not beneficially own, immediately following such conversion, outstanding shares constituting more than 14.9% of our common stock.

An active trading market may not develop for the notes, and, if such a market is not developed or sustained, the trading price of the notes could decline.

     We initially issued the notes to the initial purchaser in a private placement in December 2004. Since their initial issuance, the notes have been eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. However, the notes resold pursuant to the registration statement of which this prospectus is a part will no longer be eligible for trading in the PORTAL Market, and we do not intend to list them on any other automated quotation system or any securities exchange. At the time of the initial issuance of the notes, the initial purchaser of the notes advised us that it intended to make a market in the notes; however, it is not obligated to do so and may discontinue market making at any time without notice. In addition, market making activity by the initial purchaser is subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

     The liquidity of the trading market for the notes, if any, and the market price quoted for the notes may be adversely affected by changes in interest rates in the market for comparable securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of similar companies. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

     Our ability to make payments on or to refinance our indebtedness and to fund our operations, research and development efforts, anticipated capital expenditures, working capital and other financing requirements depends in substantial part on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We expect to continue to require substantial amounts of cash. Our primary cash requirements currently include research and development, capital expenditures and ongoing operating expense.

     Our primary sources of future liquidity are expected to be cash, current assets, cash generated from future operating activities, borrowings under any new credit facility and further issuances of debt or equity securities, depending on capital market conditions. The type, timing and terms of any future financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot assure you that any of these sources or our anticipated primary sources of future liquidity will be available to us at any given time or that the terms on which these sources may be available will be favorable to us.

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors.

     Any future holder of our secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that indebtedness. The notes will be effectively subordinated to the extent of any future borrowings we make under any new secured revolving credit facility, as well as to the rights of any other future secured creditors. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Except with respect to the U.S. Treasury securities we purchased and pledged to the trustee to provide for the payment of the first four scheduled interest payments on the notes when due, holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness. As of December 31, 2004, we had no debt for borrowed money except for the notes.

The notes effectively rank junior to all liabilities of our subsidiaries.

     The notes effectively rank junior to all present and future liabilities of our subsidiaries, including trade payables. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary might not have sufficient assets remaining to make any payments to us so that we can meet our obligations as the parent company, including our obligations to you under the notes. As of December 31, 2004, our subsidiaries had no debt for borrowed money. The indenture governing the notes does not limit the ability of our subsidiaries to incur debt.

The price of our common stock may fluctuate significantly.

     The price of our common stock is volatile and may fluctuate significantly. There can be no assurance as to the prices at which our common stock will trade or that an active trading market in our common stock will be sustained in the future. The market price at which our common stock trades may be influenced by many factors, including:

•	our operating and financial performance and prospects, including our ability to achieve profitability within the forecasted time period;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	the level of research coverage of our common stock;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

     In addition, public stock markets have experienced, and may in the future experience, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. If our common stock trades below $1.00 for 30 consecutive trading days, or if we otherwise do not meet the requirements for continued quotation on the Nasdaq Stock Market, our common stock could be delisted, which would adversely affect the ability of investors to sell shares of our common stock (including shares issuable upon conversion of the notes), would constitute a fundamental change under the indenture governing the notes, and could otherwise adversely affect our business.

     Furthermore, because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a negative effect on the trading price of the notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock or because holders of notes wish to hedge their position. Fluctuations or decreases in the market price of our common stock may also trigger an adjustment to the conversion price applicable to the notes. If the market price of our common stock is less than $1.89 for at least 20 out of any 30 consecutive trading days during the twelve month period following the issuance of the notes, the conversion price will be reduced from $2.81 per share to $2.31 per share. Such an adjustment would increase the number of shares of our common issuable upon conversion of the notes by an aggregate of approximately 3.5 million shares, which would be dilutive to the interests of our existing stockholders and may adversely affect the market price of our common stock.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes.

     We have not requested a rating of the notes from any rating agency and believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the notes and our common stock could be harmed.

Availability of significant amounts of our common stock for sale could cause its market price to decline.

     As of March 18, 2005, there were 102,652,549 shares of our common stock outstanding. If our stockholders sell substantial amounts of our common stock in the public market following this offering or the perception exists that such sales could occur, including shares issued upon exercise of outstanding common stock purchase warrants, the market price of our common stock could fall.

Substantial sales of the shares of our common stock issuable upon exercise of the warrant issued to Conexant could adversely affect our stock price or our ability to raise additional financing in the public capital markets.

     Conexant holds a warrant to acquire 30 million shares of our common stock at a price of $3.408 per share, exercisable through June 27, 2013, representing approximately 17 percent of our outstanding common stock on a fully diluted basis. The warrant may be transferred or sold in whole or part at any time. If Conexant sells the warrants or if Conexant or a transferee of the warrants exercises the warrants and sells a substantial number of shares of our common stock in the future, or if investors perceive that these sales may occur, the market price of our common stock could decline or market demand for our common stock could be sharply reduced and our ability to raise additional financing by issuing equity or equity-based securities in the public capital markets could be adversely affected.

Upon conversion of the notes, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number into which their notes are convertible.

     We have the right to satisfy our conversion obligation to holders by issuing shares of common stock, by paying the cash value of the common stock into which the notes are convertible or by a combination thereof. Accordingly, upon conversion of all or a portion of the notes, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the notes. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon the conversion of the notes.

Certain features of the notes may constitute embedded derivatives, and accounting for the value of these derivatives could affect our future operating results.

     The notes contain certain features which may constitute embedded derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. To the extent any features of the notes constitute embedded derivatives, we would be required to recognize any such embedded derivatives as an asset or liability in our consolidated financial statements at their estimated fair value. Changes from time to time in the estimated fair value of such an asset or liability will be included in our results of operations in future periods, and may adversely affect our results of operations and financial condition.

If we elect to settle upon conversion in cash or a combination of cash and common stock, there will be a delay in settlement.

     Upon conversion, if we elect to settle in cash or a combination of cash and our common stock, there will be a significant delay in settlement. In addition, because the amount of cash or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the conversion date and the settlement date, holders will bear the market risk with respect to the value of the common stock for that extended period. See “Description of the Notes — Conversion Rights — Payment Upon Conversion.”

Before conversion, holders of the notes will not be entitled to any stockholder rights, but will be subject to all changes affecting our shares.

     If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from stockholders for a potential merger, or if an amendment is proposed to our restated certificate of incorporation or amended bylaws that requires stockholder approval, holders of notes will not be entitled to vote on the merger or amendment.

Conversion of the notes will dilute the ownership interest of existing stockholders and future issuances of our securities could dilute your ownership.

     The conversion of some or all of the notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

     Additionally, we may decide to raise additional funds through public or private debt or equity financing to fund our operations or for other purposes. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced, and the new equity securities may have rights senior to those of the common stock issuable upon conversion of the notes. We cannot predict the effect, if any, that future sales of our common stock or notes, or the availability of shares of our common stock or notes for future sale, will have on the market price of our common stock or notes. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and notes.

We have not paid cash dividends on our common stock and do not expect to do so.

     We have never declared or paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Because the notes are represented by global notes registered in the name of a depositary, you will not be a “holder” under the indenture and your ability to transfer or pledge the notes could be limited.

     The notes are represented by one of more global securities registered in the name of Cede & Co. as nominee for The Depository Trust Company, or DTC. Except in the limited circumstances provided in the indenture, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of notes in certificated form and will not be considered “holders” of the notes under the indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indenture. In addition, because the laws of some states require that certain persons take physical delivery in definitive form of securities they own, you may be unable to transfer your notes to those persons. Your ability to pledge your interest in the notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

Provisions in our organizational documents and rights plan and Delaware law will make it more difficult for someone to acquire control of us.

     Our restated certificate of incorporation, our amended bylaws, our rights agreement and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of us in a transaction not approved by our board of directors. Our restated certificate of incorporation and amended bylaws include provisions such as:

•	the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

•	the ability of our board of directors to issue shares of our preferred stock in one or more series without further authorization of our stockholders;

•	a prohibition on stockholder action by written consent;

•	a requirement that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

•	a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal certain provisions of our restated certificate of incorporation or amended bylaws;

•	elimination of the right of stockholders to call a special meeting of stockholders; and

•	a fair price provision.

     Our rights agreement gives our stockholders certain rights that would substantially increase the cost of acquiring us in a transaction not approved by our board of directors.

     In addition to the rights agreement and the provisions in our restated certificate of incorporation and amended bylaws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met.

USE OF PROCEEDS

     Proceeds from the sale of the notes and the underlying shares of common stock offered pursuant to this prospectus are solely for the account of the selling security holders. Accordingly, we will not receive any proceeds from the sale of the notes or the underlying shares of common stock offered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed changes for the periods indicated. Prior to June 30, 2003, we were a wholly owned subsidiary of Conexant.

	Three Months	Year Ended September 30,
	Ended
	December 31, 2004	2004	2003	2002	2001	2000
			(in thousands)
Earnings:
Loss before income taxes and cumulative effect of change in accounting principle	$(30,081)	$(92,526)	$(176,481)	$(667,574)	$(542,904)	$(205,760)
Add: Fixed charges	690	2,243	2,972	4,647	4,178	1,452

	$(29,391)	$(90,283)	$(173,509)	$(662,927)	$(538,726)	$(204,308)

Fixed charges:
Interest	$140	$—	$—	$—	$—	$—
Interest portion of rental expense	550	2,243	2,972	4,647	4,178	1,452

	$690	$2,243	$2,972	$4,647	$4,178	$1,452

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)	Our earnings were insufficient to cover our fixed charges by $30.1 million in the three months ended December 31, 2004, $92.5 million in fiscal 2004, $176.5 million in fiscal 2003, $667.6 million in fiscal 2002, $542.9 million in fiscal 2001 and $205.8 million in fiscal 2000.

     In accordance with Item 503(d) of Regulation S-K, our fixed charges consist of that portion of rental expense we believe to be representative of interest. Earnings are the sum of pretax income from continuing operations plus the fixed charges.

DESCRIPTION OF THE NOTES

     We issued the notes under an indenture, dated as of December 8, 2004, between us and Wells Fargo Bank, N.A., as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes and shares of common stock issuable upon conversion of the notes are also entitled to registration rights under a resale registration rights agreement that we entered into with the initial purchaser of the notes. The pledge agreement described under “Security” below and the related control agreement set forth the terms of the pledge that secures the payment of the first four scheduled interest payments on the notes when due.

     The following description is only a summary of the material provisions of the notes, the indenture, the resale registration rights agreement, the pledge agreement and the control agreement. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. You may request copies of these documents at our address set forth above under the caption “Summary.”

     When we refer to “Mindspeed,” “we,” “our,” “us” or “the company” in this section of the prospectus, we refer only to Mindspeed Technologies, Inc., a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

     The notes issued:

•	are limited to $46,000,000 aggregate principal amount;

•	bear interest at a rate of 3.75% per year;

•	other than the pledge of U.S. Treasury securities described below under “Security,” are senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness (and effectively junior to secured debt up to the value of the assets securing such debt) and senior in right of payment to any subordinated indebtedness, but as indebtedness of Mindspeed, the notes are effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries;

•	are convertible into our common stock at an initial conversion price of $2.81 per share, subject to adjustment as described below under “— Conversion Rights” and subject to our right to elect to deliver either shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of notes as described below under “— Conversion Rights — Payment Upon Conversion”;

•	provide, in addition to the adjustments to the conversion price referred to above, that if during the period from December 8, 2004 through December 7, 2005, the market price of our common stock is less than $1.89 (subject to adjustment), that is 32.7% below the conversion price (then in effect), for at least 20 trading days during any 30 consecutive trading day period, the conversion price will immediately be reduced to $2.31 (subject to adjustment), representing a reduction of 17.8% of the original conversion price; provided that there can be no more than one such reduction of the conversion price during the term of the notes; and provided further, that no adjustment shall be made if, prior to any such barrier adjustment being required, a fundamental change has occurred of the type triggering an adjustment to the conversion price or an additional cash payment as described in “— Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes”;

•	provide that a number of additional shares may be issuable, or an additional cash amount may be payable, if you convert your notes under certain circumstances in connection with certain transactions constituting a fundamental change, provided that we may, in lieu of issuing such additional shares or making such additional cash payment, make provision for the notes to become convertible into public acquirer common stock in connection with certain fundamental changes constituting a public acquirer fundamental change;

•	are subject to repurchase for cash by us at your option if a fundamental change occurs at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (and additional interest, if any), to, but not including, the repurchase date, as set forth below under “— Repurchase at Option of Holders Upon a Fundamental Change”; and

•	are due on November 18, 2009, unless earlier converted or repurchased by us at your option.

     The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends or issuing or repurchasing our other securities. In addition, the indenture does not protect you in the event of a highly leveraged transaction or a change in control of Mindspeed except to the extent described below under “— Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes,” “— Conversion Rights — Conversion After a Public Acquirer Fundamental Change” and “— Repurchase at Option of Holders Upon a Fundamental Change.”

     The notes are not redeemable at our option. No sinking fund is provided for the notes. The notes are not subject to defeasance.

     The notes were issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee. For information regarding conversion, registration of transfer and exchange of global notes, see “— Form, Denomination and Registration.”

     You may not sell or otherwise transfer the notes or the shares of the common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “— Registration Rights” and “Notice to Investors.”

Interest

     The notes bear interest from December 8, 2004 at the rate of 3.75% per year.

     We will pay interest semiannually, in arrears, on May 18 and November 18 of each year to the holders of record at the close of business on the preceding May 1 and November 1, respectively, beginning May 18, 2005. There are several qualifications to the preceding sentence:

•	In general, we will not make a separate cash payment for accrued and unpaid interest or additional interest, if any, on any notes that are converted into our common stock. See “— Conversion Rights.” If a holder of notes converts its notes after a record date for an interest payment but prior to the corresponding interest payment date, it will receive interest accrued and paid on these notes on the interest payment date, notwithstanding the conversion of these notes prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. At the time such holder surrenders these notes for conversion, however, it will be required to remit to us an amount equal to the interest that will be paid on the interest payment date.

•	We will pay accrued and unpaid interest and additional interest, if any, to a person other than the holder of record on the record date if holders elect to require us to repurchase notes on a date that is after the record date and on or prior to the corresponding interest payment date. In the event that a note becomes subject to purchase following the occurrence of a fundamental change, a holder who exercises such purchase right with respect to such note shall be entitled to receive and shall receive accrued and unpaid interest on such note from the preceding interest payment date (or such earlier date on which interest was last paid) to, but excluding the applicable repurchase date for such note, which amount shall be included in the applicable repurchase price thereof.

     Except as provided below, we will pay interest on:

•	the global notes to DTC in immediately available funds; and

•	any definitive notes by (i) a U.S. dollar check drawn on a U.S. bank mailed to the address of the person entitled thereto as such address shall appear in the register, or (ii) upon application to the registrar not later than the relevant regular record date by a holder of an aggregate principal amount of notes in excess of $5,000,000, wire transfer in immediately available funds, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

     At maturity, we will pay interest on the definitive notes at our office or agency in New York City, which initially is a specified office or agency of the trustee in New York City.

     We will pay principal on:

•	the global notes to DTC in immediately available funds; and

•	the definitive notes at our office or agency in New York City, which initially is a specified office or agency of the trustee in New York City by (i) a U.S. dollar check drawn on a U.S. bank mailed to the address of the person entitled thereto as such address shall appear in the register, or (ii) upon application to the registrar not later than five business days prior to the maturity date by a holder of an aggregate principal amount of notes in excess of $5,000,000, wire transfer in immediately available funds.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Security

     We purchased and pledged to the trustee as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), approximately $3.4 million aggregate face amount of U.S. Treasury securities, which amount we expect to be sufficient, upon receipt of scheduled interest and principal payments of such U.S. Treasury securities, to provide for payment in full of the first four scheduled interest payments (up to and including the interest payment due on November 18, 2006) but not additional interest, if any, on the notes when due.

     The U.S. Treasury securities are pledged by us to the trustee for the exclusive benefit of the holders of the notes and are held by the trustee in a pledge account. Three business days prior to each of the first four scheduled interest payment dates, we will advise the trustee whether we will separately fund the interest payment or will instruct the trustee to release from the pledge account proceeds sufficient to pay the interest then due on the notes if we have not made other provision for payment of such interest. A failure to pay interest on the notes when due for any of the first four scheduled interest payment dates will constitute an event of default under the indenture governing the notes, with no grace period (unless due solely to the fault of the trustee, in which case we have a three business day grace period).

     The pledged U.S. Treasury securities and the pledge account will also secure the repayment of the principal amount and additional interest, if any, on the notes only to the extent provided in the following circumstance. If prior to November 18, 2006:

•	an event of default under the notes occurs and is continuing; and

•	the trustee or the holders of 25% in aggregate principal amount of the notes outstanding accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of noteholders or otherwise), except that upon the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, the notes will be accelerated automatically;

then the proceeds from the pledged U.S. Treasury securities will be promptly released for payment to noteholders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

•	first, to any accrued and unpaid interest on the notes; and

•	second, the balance of the proceeds of the pledge account, to repayment of a portion of the principal amount of the notes and additional interest, if any, due on the notes.

     However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

     Once we make the first four scheduled interest payments on the notes, or at such earlier time when all of the notes have been repurchased or converted, all of the remaining pledged U.S. Treasury securities, if any, will be released to us from the pledge account.

Conversion Rights

General

     You may convert any outstanding notes (or portions of outstanding notes) into shares of our common stock, initially at the conversion price of $2.81 per share, equal to a conversion rate of approximately 355.8719 shares per $1,000 principal amount of notes at any time prior to the close of business on the business day prior to the final maturity date of the notes, except as provided below. The conversion price will be subject, however, to adjustment as described below under “— Conversion Price Adjustments” and “— Adjustment to Conversion Price Upon Certain Fundamental Changes.” We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the market price of our common stock on the trading day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000. Subject to certain limitations, upon a conversion, we will have the right to deliver to holders, at our option, (1) cash, (2) shares of our common stock or (3) a combination thereof as described below under “— Payment Upon Conversion.”

     You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes. However, if you have exercised your right to require us to repurchase your notes because a fundamental change has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the fundamental change repurchase date.

Limitation on Right to Convert Notes

     You may only convert notes to the extent that you and any group (which expression has the same meaning as that used for purposes of Section 13 under the Exchange Act) of which you are a member will not beneficially own, immediately following such conversion, outstanding shares constituting more than 14.9% of our common stock and when you deliver any note for conversion, you will be deemed to represent that, immediately following conversion, you and any such group will not beneficially own outstanding shares constituting more than 14.9% of our common stock. To the extent you attempt to convert notes which would result in you and any such group beneficially owning outstanding shares constituting more than 14.9% of our common stock, the purported conversion will be void and you will not acquire any rights in the shares of our common stock that would result in you and any such group beneficially owning outstanding shares constituting more than 14.9% of our common stock. This restriction is intended to minimize the risk that the notes will trigger a distribution pursuant to our rights plan. See “Description of Capital Stock — Rights Plan.”

Conversion Procedures

     Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any separate cash payment for accrued but unpaid interest on these notes. By delivering to the holder the whole number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, and the appropriate cash payment should we elect to settle all or a portion of a conversion by the payment of cash in lieu of the delivery of shares as described below under “— Payment Upon Conversion,” together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes. That is, accrued but unpaid interest (including additional interest) will be deemed to be paid in full rather than canceled, extinguished or forfeited.

     If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. But, at the time of surrender of such notes for conversion, you must pay us an amount equal to the interest that will be paid on the notes being converted on the interest payment date.

     You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. If you convert any notes on or before December 7, 2006, the common stock issuable upon conversion will not be issued or delivered in a name other than yours unless any applicable restrictions on transfer have been satisfied. See “Notice to Investors.” Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

     To convert interests in global notes, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph. To convert definitive notes, you will be required to:

•	complete the conversion notice on the back of the notes (or a facsimile of it);

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted, subject to any election by us to settle all or a portion of a conversion by delivering cash as described below under “— Payment Upon Conversion” (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

     The conversion agent will initially be Wells Fargo Bank, N.A. We may change the conversion agent, but the conversion agent will not be our affiliate.

Payment Upon Conversion

     Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion as described below and subject to the limitation set forth in the final paragraph of this section, we may elect to deliver either shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of notes. Our ability to deliver cash upon conversion in the future may be limited by the terms of our then-existing borrowing agreements.

     Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion:

•	if a fundamental change has occurred, in our notice of a fundamental change;

•	in respect of notes to be converted during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, 26 trading days preceding the maturity date; and

•	in all other cases, no later than two trading days following the conversion date.

     If we choose to satisfy any portion of our conversion obligation by delivering cash, we will specify the portion to be satisfied by the delivery of cash either as a percentage of the conversion obligation or as the lesser of (a) a fixed dollar amount and (b) the conversion value (as defined below). We will treat all holders converting on the same trading day in the same manner. Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will not, however, have any obligation to satisfy our conversion obligations arising on different trading days in the same manner. That is, we may choose on one trading day to satisfy our conversion obligation by delivering shares of our common stock only and choose on another trading day to satisfy our conversion obligation by delivering cash or a combination of cash and shares of our common stock.

     You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes. If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares if applicable), you may retract your conversion notice at any time during the two trading-day period beginning on the trading day after we have notified the trustee of our method of settlement. We refer to this period as the “conversion retraction period.” However, you cannot retract your conversion notice if:

•	we irrevocably elected to make a cash payment of principal upon conversion before you delivered your conversion notice;

•	you are converting your notes during the period 30 days following the issuance of a notice of a fundamental change;

•	you are converting your notes during the period beginning 25 trading days preceding the maturity date and ending at the close of business on the business day preceding the maturity date; or

•	we do not elect to satisfy any portion of our conversion obligation in cash.

     Settlement in shares of our common stock only will occur as soon as practicable after we notify you that we have chosen this method of settlement. Settlement in cash or shares of our common stock (or a combination thereof) will occur on the second trading day following the final trading day of the conversion period (as defined below).

     The settlement amount will be computed as follows:

     (1) If we elect to satisfy the entire conversion obligation in common stock, we will deliver to the holder for each $1,000 principal amount of notes converted a number of whole shares of our common stock equal to the conversion rate then in effect (plus cash in lieu of fractional shares if applicable).

     (2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder for each $1,000 principal amount of notes converted cash in an amount equal to the conversion value.

     (3) If we elect to satisfy the conversion obligation in a combination of cash and common stock, we will deliver to the holder for each $1,000 principal amount of notes converted:

•	(i) the fixed dollar amount per $1,000 principal amount of notes of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement or, if lower, the conversion value in cash, or (ii) the percentage of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement multiplied by the conversion value, as the case may be (the “cash amount”); and

•	a number of whole shares for each of the 20 trading days in the conversion period equal to 1/20th of (i) the conversion rate then in effect minus (ii) the quotient of the cash amount divided by the applicable stock price for that day (plus cash in lieu of fractional shares if applicable).

     The “applicable stock price” on any trading day means (i) the volume-weighted average price per share of our common stock on such trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page MSPD<equity>AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day or (ii), if such price is not available, the market price (as defined below under “— Conversion Price Adjustments”) per share of our common stock on that day or (iii), if neither the price contemplated by clause (i) nor (ii) is available, the market value per share of our common stock on that day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

     The “conversion period” means the 20 trading day period:

•	beginning on the maturity date, with respect to conversion notices received during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date (whether or not we have irrevocably elected to make a cash payment of principal upon conversion);

•	beginning on the trading day following our receipt of your conversion notice, if we have irrevocably elected to make a cash payment of principal upon conversion, provided that if you submit your conversion notice during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, the conversion period shall begin on the maturity date;

•	beginning on the trading day following our receipt of your conversion notice, if you are exercising your conversion right within 30 days following the issuance of notice of a fundamental change; and

•	beginning on the trading day following the final trading day of the conversion retraction period, in all other cases.

     “The conversion value,” for every $1,000 principal amount of a note being converted, means an amount equal to the sum of the daily conversion values for each of the 20 trading days in the conversion period, where the “daily conversion value” for any trading day equals 1/20th of:

•	the conversion rate in effect on that day, multiplied by

•	the applicable stock price on that day;

provided that, with respect to any conversion (i) during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date or (ii) of a note converted in the period 30 days after notice of a fundamental change is given, if the applicable stock price on the conversion date exceeds the then applicable conversion price, the conversion value will not be less than $1,000.

Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion

     At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the principal amount of the notes to be converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election would be in our sole discretion without the consent of the holders of notes. If we make such election, we will notify the trustee and the holders of notes at their addresses shown in the register of the registrar.

     The settlement amount will be computed as described under clause (3) above.

Conversion Price Adjustments

     We will adjust the initial conversion price for certain events, including:

     (1) issuance of our common stock as a dividend or distribution on our common stock;

     (2) certain subdivisions, combinations or reclassifications of our common stock;

     (3) issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock), at less than (or having a conversion price per share less than) the then current market price of our common stock;

     (4) distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness, cash or assets including securities, but excluding:

•	the rights and warrants to the extent included pursuant to clause (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the seventh succeeding paragraph; or

•	any dividends or distributions paid exclusively in cash to the extent included in clause (5) below;

     (5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up); and

     (6) purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

     In addition, if, during the period from December 8, 2004 through December 7, 2005, the market price of our common stock is less than $1.89 (subject to adjustment), that is 32.7% of below the conversion price (then in effect), for at least 20 trading days during any 30 consecutive trading day period, the conversion price will immediately be reduced to $2.31 (subject to adjustment), representing a reduction of 17.8% of the original conversion price; provided that there can be no more than one such reduction of the conversion price during the term of the notes; and provided further, that no adjustment shall be made if, prior to any such barrier adjustment being required, a fundamental change transaction has occurred of the type triggering an adjustment to the conversion price or an additional cash payment described in “— Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.” The effect of this barrier adjustment provision will be that, if no fundamental change transaction has occurred of the type triggering an adjustment to the conversion price or an additional cash payment described in “— Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes” and if, during the period from December 8, 2004 to December 7, 2005, the market price per share of our common stock is, for at least 20 trading days during any 30 consecutive trading day period, less than $1.89 (which is 82.2% of the market price per share of our common stock on the date the notes were first offered for sale), the conversion price will immediately be reduced to equal $2.31, namely, an amount one cent more than the price of our common stock on the date the notes were first offered for sale. The preceding sentence assumes that there are no adjustments to the conversion price because of events described in clauses (1) through (6) above. To the extent any such events occur, the conversion price will be adjusted to reflect such events as provided in the indenture and the $2.31 amount in the first sentence of this paragraph will become an amount equal to the product of $2.31 multiplied by a fraction, the numerator of which is the adjusted conversion price and the denominator of which is the conversion price prior to adjustment.

     The “market price” per share of our common stock on any date of determination means:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on The Nasdaq National Market on that date;

•	if that security is not listed on The Nasdaq National Market on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

•	if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

•	if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

•	if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.

     We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price; provided that we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, annually on the anniversary of the first date of original issue of notes or if a fundamental change occurs. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock in each case over a measurement period following the distribution.

     In the event we elect to make a distribution described in clause (3) or (4) above, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for the distribution. No adjustment to the conversion price will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

     If rights or warrants for which an adjustment of the conversion price has been made expire unexercised, the conversion price will be readjusted to take into account the actual number of such issued upon the exercise of such rights or warrants.

     If we:

•	reclassify or change our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) as a result of which holders of common stock shall be entitled to receive capital stock, securities or other property or assets (including cash) with respect to or in exchange for such common stock;

•	merge, consolidate, engage in a statutory share exchange or combination with another person as a result of which holders of common stock shall be entitled to receive stock, securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such common stock; or

•	sell or convey all or substantially all of our properties and assets to any other person as a result of which holders of common stock shall be entitled to receive stock, securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such common stock, we or the successor or purchasing person, as the case may be, shall execute with the trustee a supplemental indenture providing that the notes shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which a holder would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had its notes been converted into common stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance assuming such holder of common stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance, except in the case of a public acquirer fundamental change where we elect to have the notes convertible into public acquirer common stock. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Material United States Federal Income Tax Considerations.” Because a constructive dividend deemed received by a non-U.S. holder (as defined below under “Material United States Federal Income Tax Considerations”) would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments payable on the notes.

     We may from time to time, to the extent permitted by applicable law, reduce the conversion price of the notes by any amount for any period of a least 20 business days; provided, however, our board of directors will not exercise such right to reduce the conversion price in such a manner that will violate NASD Rule 4350(i) or any similar or successor rule as then in effect. In that case, we will give at least 15 days’ notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Adjustment to Conversion Price Upon Certain Fundamental Changes

     If and only to the extent you elect to convert your notes in connection with a transaction described under clause (1) or (3) under the definition of a fundamental change as described below under “— Repurchase at Option of Holders upon a Fundamental Change” (or in connection with a transaction that would have been a fundamental change under such clause (1) or (3) but for the existence of the 110% trading price exception (as defined below)), during the 30 days after notice of a fundamental change is given, pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, which we refer to as a “non-stock fundamental change,” we will, subject to the limitations set forth below, increase the number of shares issuable upon conversion. The number of additional shares issuable upon conversion (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock fundamental change becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock fundamental change. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the market prices of our common stock on the five trading days prior to but not including the effective date of such fundamental change.

     The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted in the same manner as and as of any date on which the conversion price of the notes is adjusted as described above under “— Conversion Price Adjustments.” The stock prices will be adjusted to equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the denominator of which is the conversion price immediately prior to the adjustment and the numerator of which is the conversion price as so adjusted. The number of additional shares will be simultaneously adjusted to equal the number of additional shares applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment and the denominator of which is the conversion price as so adjusted.

     The following table sets forth the additional number of shares issuable per $1,000 principal amount of notes:

	Stock Price

Effective Date	$2.30	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00	$6.00	$8.00	$10.00
December 8, 2004	78.90	63.00	43.48	33.96	27.91	23.60	20.23	15.31	9.30	5.93
November 18, 2005	72.09	56.47	37.63	28.84	23.51	19.80	16.95	12.85	7.86	4.97
November 18, 2006	65.13	49.33	30.55	22.46	17.98	15.00	12.81	9.71	5.95	3.71
November 18, 2007	61.19	44.32	24.39	16.70	13.01	10.80	9.24	7.06	4.41	2.82
November 18, 2008	59.75	39.71	16.33	9.34	6.97	5.81	5.01	3.88	2.47	1.62
November 18, 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

     The exact stock price and effective dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $10.00 per share (subject to adjustment), no additional shares will be issued upon conversion; or

•	less than $2.30 per share (subject to adjustment), no additional shares will be issued upon conversion.

     Notwithstanding the foregoing, in connection with any fundamental change occurring after the barrier adjustment has been made, no additional shares will be issued upon conversion in respect of the transactions otherwise requiring adjustment to the conversion price, but instead we will make an additional cash payment upon conversion equal to the product of the additional shares otherwise issuable multiplied by the applicable stock price, calculated as if we had made an election to pay cash in respect thereof as contemplated by “Description of the Notes — Conversion Rights — Payment Upon Conversion.” In the event that a fundamental change occurs and no barrier adjustment has been made, we may, at our election, adjust the conversion price and issue the additional shares upon conversion as described above in this section and/or make a cash payment in lieu thereof on the basis described in the preceding sentence; provided that if the number of additional shares issuable in relation to a fundamental change would result in our issuing additional shares in an amount resulting in the total number of shares issuable upon conversion of the notes exceeding 19.9% of our common stock outstanding at the time of the initial issuance of the notes, then we will be deemed to have elected to pay cash in respect of those additional shares as a result of which we would otherwise exceed the 19.9% threshold.

Conversion After a Public Acquirer Fundamental Change

     Notwithstanding the foregoing, in the case of a non-stock fundamental change constituting a public acquirer fundamental change (as defined below), we may, in lieu of issuing additional shares or making an additional cash payment, upon conversion as described in “— Adjustment to Conversion Price Upon Certain Fundamental Changes” above, elect to adjust the conversion price and the related conversion obligation such that from and after the effective date of such public acquirer fundamental change, holders of the notes will be entitled to convert their notes (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion price in effect immediately before the public acquirer fundamental change by a fraction:

•	the numerator of which will be the average of the market prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer fundamental change; and

•	the denominator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer fundamental change, the average of the market prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer fundamental change.

     A “public acquirer fundamental change” means a non-stock fundamental change in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

     Upon a public acquirer fundamental change, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “— Conversion Procedures” above) at the adjusted conversion price described in the second preceding paragraph but will not be entitled to receive additional shares, or any additional cash payment, upon conversion as described under “— Adjustment to Conversion Price Upon Certain Fundamental Changes.” We are required to notify holders of our election in our notice to holders of such transaction. In addition, upon a public acquirer fundamental change, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below under “— Repurchase at Option of Holders Upon a Fundamental Change.”

Repurchase at Option of Holders Upon a Fundamental Change

Repurchase Upon a Fundamental Change

     If a fundamental change (as defined below) occurs at any time prior to the maturity of the notes, you will have the right to require us to repurchase for cash all or part of your notes for which you have properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be in $1,000 in principal amount or integral multiples thereof. The repurchase price will be equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

     A “fundamental change” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

     (1) the acquisition by any person (as defined below), directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of beneficial ownership of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

     (2) the first day on which a majority of the members of our board of directors does not consist of continuing directors (as defined below); or

     (3) the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

          (a) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

          (b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

     (4) the termination of trading of our common stock, which shall be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for listing on The Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

     However, a fundamental change will be deemed not to have occurred if:

•	the market price per share of our common stock for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change under clauses (1) or (2) above; or

•	the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change under clause (3) or (4) above,

equals or exceeds 110% of the conversion price of the notes in effect on each such trading day (the “110% trading price exception”); or

•	more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1), (2) or (3) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange or quoted on The Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).

     Beneficial ownership is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) under the Exchange Act.

     “Continuing directors” means, as of any date of determination, any member of the board of directors of Mindspeed who:

•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election, appointed or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of the new director’s nomination, appointment or election, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director.

     The definition of “fundamental change” includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a fundamental change may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Repurchase Right Procedures

     Within 30 days after the occurrence of a fundamental change, we will be required to give notice to all holders of the occurrence of the fundamental change and of their resulting repurchase right. The repurchase date will be between 30 and 60 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

     If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time. To elect to require us to repurchase interests in global notes, you must deliver to DTC the appropriate instruction pursuant to DTC’s programs. To elect to require us to repurchase definitive notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date. Your repurchase notice must state certain information, including:

•	the certificate numbers of your notes, if certificated, to be delivered for repurchase, or if not certificated, your notice must comply with appropriate procedures of the depositary;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

     You may withdraw any repurchase notice, in whole or part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

•	the principal amount of notes being withdrawn;

•	the certificate numbers of the notes, if certificated, being withdrawn, or if not certificated, your notice must comply with appropriate procedures of the depositary; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

     The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the notes. In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file a Schedule TO or any other required schedule or form under the Exchange Act; and

•	comply with all other applicable federal and state securities laws in connection with any offer by us to repurchase the notes.

     Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

     If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

     We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation, except as otherwise required by the indenture. Any note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

     The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

     Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our future indebtedness. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time. In addition, our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

     The fundamental change repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in convertible securities similar to the notes.

Consolidation, Merger and Assumption

     The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to any person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	that person expressly assumes all of our obligations under the indenture and the notes and, to the extent then operative, the resale registration rights agreement, the pledge agreement and the control agreement, and shall have provided for conversion rights contemplated by the indenture; and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

     This “Consolidation, Merger and Assumption” covenant will not apply to a merger of the company with an Affiliate solely for the purpose of reincorporating the company in another jurisdiction.

     “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting stock of a person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

Events of Default

     Each of the following will constitute an event of default under the indenture:

•	our failure to convert notes into shares of our common stock and/or cash consistent with the settlement elections that we make in relation to exercises of a holder’s conversion right as provided in the indenture and such failure continues for 10 days after written notice of default is given to us by the trustee or to us and the trustee by the holder of such note;

•	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including additional interest) on any of the notes for 30 days after the date when due;

•	our failure to provide notice of the occurrence of a fundamental change on a timely basis;

•	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, the aggregate outstanding principal amount of which is in an amount in excess of $5.0 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

•	is caused by a failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary; and

•	the pledge agreement or the control agreement ceases to be in full force and effect, or enforceable, prior to the expiration thereof in accordance with its terms.

     The indenture provides that the trustee will, within 90 days of a responsible officer of the trustee becoming aware of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee will be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest or additional interest, if any, on, any of the notes when due or in the payment of any repurchase obligation.

     If an event of default specified in the next to last clause above occurs and is continuing, then automatically the principal of all the notes and the interest thereon will become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to the next to last clause above (the default not having been cured or waived as provided under “— Modifications and Amendments” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued and unpaid interest and additional interest, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions, and subject to the limitations, provided in the indenture.

     The indenture contains a provision entitling the trustee to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to certain limitations set forth in the indenture.

     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

     The indenture, including the terms and conditions of the notes, may not be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or the date any installment of interest is due on any notes;

•	reduce the principal amount or repurchase price of, or interest on, any notes;

•	change the place or the currency of payment of any notes;

•	alter the manner of calculation or rate of accrual of interest or additional interest on any notes or extend the payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any notes;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the right of holders to convert the notes other than as provided in the indenture, including, without limitation, the rights set forth in “— Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes”;

•	modify the repurchase provisions of the indenture in a manner adverse to the holders of notes or provide for the redemption of the notes;

•	modify the provisions of the indenture or the pledge agreement or the control agreement relating to the pledge of securities in a manner adverse to the interests of the holders of notes in any material respect; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Changes Requiring Majority Approval

     Except as otherwise provided in respect of changes requiring the approval of each affected holder and changes requiring no approval, the indenture, including the terms and conditions of the notes, may be modified or amended with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

Changes Requiring No Approval

     The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for the specified conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs or a public acquirer fundamental change occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation or conveyance, sale, transfer or lease of all or substantially all of our assets;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes (after taking into account tax and other consequences of such reduction);

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the resale registration rights agreement, provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	adding guarantees with respect to the notes; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

Governing Law

     The indenture, the notes, the pledge agreement and the control agreement are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee and the Transfer Agent

     Wells Fargo Bank, N.A., as trustee under the indenture, has also been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

     We entered into a resale registration rights agreement, dated as of December 8, 2004, with the initial purchaser of the notes for the benefit of the holders of the notes. The registration statement of which this prospectus forms a part has been filed in accordance with the terms of that agreement. Pursuant to the terms of that agreement, we agreed, at our expense to:

•	file with the SEC not later than 90 days after the date of original issuance of the notes (i.e., not later than March 8, 2005), a shelf registration statement on such form as we deem appropriate covering resales by holders of the notes and the common stock issuable upon conversion of the notes, which obligation is satisfied by the filing of the registration statement of which this prospectus is a part;

•	use commercially reasonable efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the date of original issuance of the notes (i.e., not later than June 6, 2005); and

•	use commercially reasonable efforts to keep the registration statement effective until the earliest of:

            (1) two years after the last date of original issuance of any of the notes;

            (2) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restrictions under Rule 144(k) under the Securities Act; or

            (3) the date when all of the notes and the common stock issuable upon conversion of the notes are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement or cease to be outstanding.

     Each holder who sells securities pursuant to the shelf registration statement of which this prospectus forms a part generally is:

•	required to be named as a selling holder in this prospectus;

•	required to deliver this prospectus to each purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the resale registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).

     Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder’s use of this prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	the prospectus would, in our reasonable judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of notes, agrees to hold in confidence any communication by us in response to a notice of a proposed sale.

     Upon the initial sale of notes or common stock issued upon conversion of the notes, each selling holder will be required to deliver a notice of such sale, in substantially the form attached as an exhibit to the indenture, to the trustee and us. The notice will, among other things:

•	certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

•	certify that the selling holder and the aggregate principal amount of notes or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

     If

•	the shelf registration statement has not been filed prior to or on the 90th day following the earliest date of original issuance of any of the notes; or

•	the shelf registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of the notes (the “effectiveness target date”); or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement default within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described above, by the 45th or 60th day, as the case may be, or the suspension periods exceed an aggregate of 90 days in any 360-day period (each, a “registration default”), then additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest, if any, will be paid semi-annually in arrears, in cash, on each May 18 and November 18, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of notes from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%. Once you convert your notes, you will cease to be entitled to receive any additional interest.

     If a shelf registration statement covering the resales of the notes and common stock into which the notes are convertible is not effective, the notes may not be sold or otherwise transferred except in accordance with the provisions set forth under “Notice to Investors.” In addition, holders should be aware of the following Interpretation A.65 of the July 1997 SEC Manual of Publicly Available Telephone Interpretations regarding short selling: “An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.”

Reports and Rule 144A Information

     We will deliver to the trustee within 15 days after we file them with the SEC copies of Forms 10-K and 10-Q which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, we will not be required to deliver to the trustee any materials for which we have sought and received confidential treatment by the SEC. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will continue to provide the trustee and will provide the holders with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had it continued to have been subject to such reporting requirements.

     If at any time we are not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a holder, we will promptly furnish or cause to be furnished to such holder or to a prospective purchaser of such note designated by such holder, as applicable, the information, if any, required to be delivered by it pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with the resale of such note; provided, however, that we will not be required to furnish such information in connection with any request made on or after the date which is two years from the later of the date such security was last acquired from us or one or our “affiliates” (as defined under Rule 144 under the Securities Act).

Form, Denomination and Registration

Denomination and Registration

     The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Securities; Book-Entry Form

     Except as provided below, notes sold to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act (“QIBs”), are evidenced by one or more global securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

     Record ownership of the global securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A QIB may hold its interests in a global security directly through DTC if such QIB is a participant in DTC, or indirectly through organizations that are direct DTC participants if such QIB is not a participant in DTC. Transfers between direct DTC participants are effected in the ordinary way in accordance with DTC’s procedures and are settled in same-day funds. QIBs may also beneficially own interests in the global securities held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

     So long as Cede & Co., as nominee of DTC, is the registered owner of the global securities, Cede & Co. for all purposes will be considered the sole holder of the global securities. Except as provided below, owners of beneficial interests in the global securities:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global securities.

     If at any time:

•	DTC or such other entity as is then acting as depositary notifies us in writing that it is no longer willing or able to continue to act as depositary for the global securities, or it ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary for the global securities is not appointed by us within 90 days of such notice or cessation;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the physical notes under the indenture in exchange for all or any part of the notes represented by a global security or global securities; or

•	an event of default has occurred and is continuing and the registrar has received a request from the depositary for the issuance of physical notes in exchange for such global security or global securities, then DTC or such other entity as is then acting as depositary shall surrender such global security or global securities to the trustee for cancellation and we shall execute, and the trustee, upon receipt of an officers’ certificate and company order for the authentication and delivery of notes, shall authenticate and deliver in exchange for such global security or global securities, physical notes in an aggregate principal amount equal to the aggregate principal amount of such global security or global securities. Such physical notes shall be registered in such names as DTC or such other entity as is then acting as depositary shall identify in writing as the beneficial owners of the notes represented by such global security or global securities (or any nominee thereof).

     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of principal and interest payments on the global securities to Cede & Co., the nominee of DTC, as the registered owner of the global securities. None of Mindspeed, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global securities, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global securities, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

     If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither Mindspeed nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global securities are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchaser of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or, at the request of DTC, if an event of default has occurred and is continuing, we will cause notes to be issued in definitive form in exchange for the global securities. None of Mindspeed, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock includes a summary of certain provisions of our restated certificate of incorporation and our amended bylaws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended bylaws.

     We are authorized to issue 500,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share, of which our board of directors has designated 2,500,000 shares as Series A junior participating preferred stock for issuance in connection with any exercise of our preferred share purchase rights. The authorized shares of our common stock and preferred stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required, our board of directors may determine not to seek stockholder approval.

     Certain of the provisions described within this section entitled “Description of Capital Stock” could have the effect of discouraging transactions that might lead to a change of control of Mindspeed. For example, our restated certificate of incorporation and amended bylaws:

•	establish a classified board of directors, whereby our directors are elected for staggered terms of office so that only one-third of our directors stand for election in any one year;

•	require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

•	require a supermajority vote to remove a director (and only then for cause) or to amend or repeal certain provisions of our restated certificate of incorporation or amended bylaws;

•	preclude stockholders from calling a special meeting of stockholders; and

•	prohibit stockholder action by written consent.

Common Stock

     Our restated certificate of incorporation authorizes us to issue up to 500,000,000 shares of our common stock. As of March 18, 2005, 102,652,549 shares of our common stock were issued and outstanding.

   Dividends

     Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

   Voting

     Each holder of common stock is entitled to one vote for each share of common stock outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

   Other Rights

     Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of common stock has any right to purchase or subscribe for any stock of any class that we may issue or sell.

Preferred Stock

     Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. No shares of our preferred stock were issued or outstanding as of March 18, 2005.

     Our board of directors has designated 2,500,000 shares of our preferred stock as Series A junior participating preferred stock for issuance in connection with any exercise of our preferred share purchase rights. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the terms of any sinking fund for the purchase or redemption of the shares of the series;

•	the liquidation preference, if any;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the restrictions on the issuance of shares of the same series or any other class or series; and

•	the voting rights, if any, of the shares of the series.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For a description of our Series A junior participating preferred stock, see “— Rights Plan.”

Warrants

     In connection with the distribution of our common stock by Conexant to its stockholders, we issued to Conexant a warrant to purchase 30 million shares of our common stock at a price of $3.408 per share (subject to adjustment in certain circumstances), exercisable through June 27, 2013, representing approximately 19% of our outstanding common stock on a fully diluted basis. The warrant may not be exercised to the extent that such exercise would result in the holder of the warrant owning at any one time more than 10% of our outstanding common stock.

     The warrant issued to Conexant contains antidilution provisions that provide for adjustment of the warrant’s exercise price, and the number of shares issuable under the warrant, upon the occurrence of certain events. In the event that we issue, or are deemed to have issued, shares of our common stock, or securities convertible into our common stock (including the notes), at prices below the current market price of our common stock (as defined in the warrant) at the time of issuance, the warrant’s exercise price will be reduced and the number of shares issuable under the warrant will be increased. These antidilution provisions require that if the conversion price of the notes is below the market price of our common stock (as defined in the warrant) at the time of issuance, as a result of changes to the conversion price resulting from the market price for the common stock during the first 12 months after the notes are issued, adjustments to the conversion price in connection with a fundamental change, antidilution adjustments or otherwise, the warrant’s exercise price will be reduced and the number of shares issuable under the warrant will be increased. The amount of such adjustments, if any, will be determined pursuant to a formula specified in the warrant and will depend on the number of shares issued or issuable, the offering price and the current market price of the common stock.

Registration Rights

     We entered into a registration rights agreement relating to the warrant we issued to Conexant. The holders of the common stock issuable upon exercise of the warrant are also entitled to the benefits of the registration rights agreement relating to the warrant. The following summary of the registration rights provided in the registration rights agreement is not complete and is qualified in its entirety by reference to the registration rights agreement, which was filed as an exhibit to our registration statement on Form S-3 (File No. 333-109523) on October 7, 2003.

     We agreed in the registration rights agreement to file a shelf registration statement with respect to the warrant as promptly as practicable within 90 days after we issued the warrant. We filed a shelf registration statement on Form S-3 with the SEC on October 7, 2003 to meet our registration obligation under the registration rights agreement. The shelf registration statement registered:

•	the offer and resale of the warrant;

•	the issuance by us of shares of common stock upon exercise of the warrant; and

•	the offer and resale of the shares of common stock issued or issuable upon exercise of the warrant.

     We agreed to keep the shelf registration statement effective until the earlier of:

•	June 27, 2013;

•	the date on which all of the securities related to the shelf registration statement have been sold pursuant to the prospectus included within the shelf registration statement; or

•	the date on which the securities related to the shelf registration statement are no longer restricted securities and, if Conexant is a holder, it is not then an affiliate of ours.

     We are permitted to suspend the use of the prospectus included within the shelf registration statement for a period not to exceed 45 consecutive days or an aggregate of 90 days during any twelve-month period under certain circumstances which we determine in good faith and in our reasonable judgment would (i) interfere with or affect the negotiation or completion of a transaction that is being contemplated by us or (ii) involve initial or continuing disclosure obligations that are not in the best interests of our stockholders at the time.

     A holder of warrants or the underlying common stock that sells such securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder. We agreed to amend or supplement the shelf registration statement from time to time to permit the holders of the securities registered pursuant to the shelf registration statement to sell their securities in accordance with applicable law, provided that the security holders provide us with certain information and otherwise comply with their obligations under the registration rights agreement. We agreed to pay essentially all registration expenses of the shelf registration, except that the selling security holders are responsible for all selling commissions and discounts.

Certain Provisions of Our Restated Certificate of Incorporation and Amended Bylaws

     Our restated certificate of incorporation and amended bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over, which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

   Classified Board of Directors

     Pursuant to our restated certificate of incorporation, the exact number of directors that serve on our board is fixed from time to time by majority resolution of the board. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class is as nearly equal in number as possible, such that approximately one third of our directors are in each class. Directors elected by stockholders at an annual meeting of stockholders are elected by a plurality of all votes cast. Currently, the terms of office of our three classes of directors expire at our annual meetings in 2005, 2006 and 2007, respectively. The term of the successors of each class of directors expires three years from the year of their election.

   Fair Price Provision

     Our restated certificate of incorporation contains a fair price provision pursuant to which a “Business Combination” (as defined in our restated certificate of incorporation) between us or one of our subsidiaries and an “Interested Shareholder” (as defined in our restated certificate of incorporation) requires approval by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the Business Combination is approved by at least two-thirds of the Continuing Directors (as defined in our restated certificate of incorporation) or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the Business Combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

   Special Meetings; Written Consent

     Our restated certificate of incorporation and amended bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of the entire board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our restated certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our amended bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

     Our restated certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

•	the election of directors;

•	the right to call a special meeting of stockholders;

•	the right to act by written consent;

•	amending our restated certificate of incorporation or amended bylaws; or

•	the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended bylaws and that the amendment or repeal by stockholders of any of our amended bylaws would require the affirmative vote of at least 80% of the voting power described above, voting together as a single class. Our restated certificate of incorporation also provides that directors may only be removed for cause following the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors.

Rights Plan

     Prior to the distribution of our common stock by Conexant to its stockholders, we entered into a rights agreement with Mellon Investor Services LLC, as rights agent. The following summarizes material terms of the rights agreement and the preferred share purchase rights. This description is subject to the detailed provisions of, and is qualified by reference to, the rights agreement which has been filed as an exhibit to our current report on Form 8-K that we filed with the SEC on July 1, 2003 and as may be amended from time to time (including the amendment thereto dated as of December 6, 2004 and included as an exhibit to our current report on Form 8-K that we filed with the SEC on December 8, 2004).

     Each outstanding share of our common stock evidences one preferred share purchase right. Under the terms of the rights agreement, each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of Series A junior participating preferred stock, at $20, subject to adjustment. The preferred share purchase rights are exercisable only upon the occurrence of certain takeover events. If an acquirer obtains beneficial ownership of 15% or more of our common stock, then each right will entitle the holder (other than the acquirer, whose rights will become null and void) to purchase a number of shares of our common stock having a then-current market value of twice the exercise price of the right. If an acquirer obtains beneficial ownership of 15% or more of our common stock and any of the following occurs:

•	we merge with or into or consolidate with another entity;

•	an acquiring entity merges into us, we are the surviving entity and the outstanding shares of our common stock are converted into cash, property or securities; or

•	we sell more than 50% of our assets or earning power;

then each right will entitle the holder to purchase a number of shares of common stock of the acquirer having a then-current market value of twice the exercise price of the right. In the event of a public announcement of an acquirer obtaining beneficial ownership of 15% or more of the outstanding shares of our common stock (but only if the beneficial ownership of the acquirer is less than 50%, our board of directors may, at its option, exchange all or part of the outstanding rights for our common stock at an exchange ratio of one share of our common stock per right, adjusted to reflect stock splits, stock dividends or similar transactions. In addition, our board of directors may, at its option, redeem the rights at any time prior to the time an acquirer obtains beneficial ownership of 15% or more of our outstanding shares of common stock. Conexant is not an “acquiring person” pursuant to the terms of our rights plan, and therefore its exercise of its warrants would not trigger the exercisability of our preferred share purchase rights. Furthermore, a person will not become an “acquiring person” pursuant to the terms of our rights plan upon the purchase of any common stock (or securities convertible into or exchangeable for shares of common stock) directly from us if the person has a bona fide intent at the time of purchase to resell the shares of common stock (or securities convertible into or exchangeable for shares of common stock) in an offering that is exempt from the registration requirements of the Securities Act pursuant to Rule 144A or Regulation S promulgated thereunder.

     The preferred share purchase rights are intended to have anti-takeover effects. If the preferred share purchase rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the preferred share purchase rights may deter a potential acquirer from making a takeover proposal or tender offer. The preferred share purchase rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the preferred share purchase rights as described below and since a transaction approved by our board of directors would not cause the preferred share purchase rights to become exercisable.

     The following provides a more detailed description of the rights agreement and the preferred share purchase rights.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days, or such later date as may be determined by our board of directors prior to such time as any person or group becomes an acquiring person, following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock, the earlier of such dates being called the rights distribution date, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock.

     The rights agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:

•	the preferred share purchase rights will be transferred with and only with common stock;

•	certificates representing common stock and statements in respect of shares of common stock registered in book-entry or un-certificated form will contain a notation incorporating by reference the terms of the preferred share purchase rights; and

•	the registration of, transfer or pledge of any shares of common stock will also constitute the transfer of the associated preferred share purchase rights.

As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock, separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.

     In addition, the rights agreement provides that in connection with the issuance or sale of our common stock following the date the rights separate from the common stock and prior to the earlier of (i) the date the preferred share purchase rights are redeemed and (ii) the date the preferred share purchase rights expire, (x) we will, with respect to common stock issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the date the rights separate from the common stock, or upon the exercise, conversion or exchange of securities, notes or debentures (pursuant to the terms thereof) issued by us and in existence prior to the date the rights separate from the common stock and (y) we may, in any other case, if deemed necessary or appropriate by the board of directors, issue certificates representing the appropriate number of preferred share purchase rights in connection with such issuance or sale. We will not be obligated to issue any of these certificates if, and to the extent that, we are advised by counsel that the issuance of those certificates would create a significant risk of material adverse tax consequences to us or the person to whom such certificate would be issued or would create a significant risk that the stock options or employee plans or arrangements would fail to qualify for otherwise available special tax treatment. In addition, no certificate will be issued if, and to the extent that, appropriate adjustments otherwise have been made instead of the issuance thereof.

     Preferred share purchase rights will not be exercisable until the date the rights separate from the common stock. Preferred share purchase rights will expire on June 26, 2013, unless the expiration date is extended or unless preferred share purchase rights are earlier redeemed by us, in each case, as described below.

     The purchase price payable, and the number of shares of Series A junior preferred stock or other securities or property issuable, upon exercise of the preferred share purchase rights will be subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A junior preferred stock;

•	upon the grant to holders of shares of Series A junior preferred stock of rights, options or warrants to subscribe for or purchase shares of Series A junior preferred stock at a price, or securities convertible into shares of Series A junior preferred stock with a conversion price, less than the then current market price of the shares of Series A junior preferred stock; or

•	upon the distribution to holders of shares of Series A junior preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends or dividends payable in shares of Series A junior preferred stock, or of subscription rights or warrants, other than those referred to above.

     The number of one one-hundredths of a share of Series A junior preferred stock issuable upon exercise of each preferred share purchase right will also be subject to adjustment in the event of a stock split of our common stock or a stock dividend on our common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.

     We cannot redeem shares of Series A junior preferred stock purchasable upon exercise of preferred share purchase rights. Each share of Series A junior preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A junior preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A junior preferred stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A junior preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.

     Because of the nature of the Series A junior preferred stock’s dividend, liquidation and voting rights, the value of each one-hundredth interest in a share of Series A junior preferred stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

     In the event that any person or group of associated or affiliated persons becomes an acquiring person, proper provision shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the acquiring person, which will thereafter be null and void, will thereafter have the right to receive upon exercise, instead of shares of Series A junior preferred stock, that number of shares of our common stock having a market value of two times the exercise price of a preferred share purchase right.

     At any time after any person or group of affiliated or associated persons becomes an acquiring person, and prior to the acquisition by such person or group of 50% or more of the voting power of all of the outstanding shares of common stock, our board of directors may exchange preferred share purchase rights (other than preferred share purchase rights owned by such person or group, which will have become null and void after such person became an acquiring person) for common stock at an exchange ratio of one share of common stock per preferred share purchase right (subject to adjustment).

     In the event that, at any time after any person or group of affiliated or associated persons becomes an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right.

     Generally, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least one percent. No fractional shares of Series A junior preferred stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of Series A junior preferred stock, which may, at our election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A junior preferred stock on the last trading day prior to the date of exercise.

     At any time prior to any person or group of affiliated or associated persons becoming an acquiring person, our board of directors may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right, subject to adjustment. The redemption of preferred share purchase rights may be made effective at the time, on the basis and with the conditions that our board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

     The terms of preferred share purchase rights may be amended by our board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an acquiring person from 15% to not less than 10%, except that from and after the time that any person becomes an acquiring person no amendment may adversely affect the interests of the holders of preferred share purchase rights.

     Until a preferred share purchase right is exercised, the holder thereof will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends.

Liability and Indemnification of Directors and Officers

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Our restated certificate of incorporation provides that our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to limitations. Our amended bylaws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by Delaware law. We also maintain a policy of directors and officers liability insurance providing indemnification for certain of our directors, officers, affiliates, partners and employees for certain liabilities.

     We believe that the foregoing policies and provisions of our restated certificate of incorporation and amended bylaws are necessary to attract and retain qualified officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted or required with respect to our directors, officers or control persons, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but is not an analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought (nor do we intend to seek) any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     This summary is limited to holders who purchase notes for cash in this offering at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) for money, and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or U.S. federal estate or gift tax laws. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	partnerships or other pass-through entities or investors in such entities;

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax arising from the purchase, ownership or disposition of the notes or the common stock;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	regulated investment companies;

•	real estate investment trusts;

•	“controlled foreign corporations”;

•	“foreign personal holding companies”;

•	“passive foreign investment companies”;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes or the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes or the common stock under the constructive sale provisions of the Code.

     If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and common stock into which the notes may be converted.

     THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

     The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or our common stock. Certain consequences to “non-U.S. holders” (as defined below) of the notes or common stock are described below under “— Consequences to Non-U.S. Holders.” The term “U.S. holder” means a beneficial owner of a note or common stock who or that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States or someone treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) the administration of the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

   Interest

     Interest on the notes generally will be taxable to you as ordinary income at the time it is accrued or received in accordance with your regular method of accounting for U.S. federal income tax purposes.

   Additional Payments

     If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules would generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, conversion or retirement of a note before the resolution of the contingencies. In certain circumstances, holders of the notes could receive payments in excess of stated principal or interest. If we do not comply with our obligations under the resale registration rights agreement, such non-compliance may result in the payment of predetermined additional interest in the manner described above under “Description of the Notes — Registration Rights.” In addition, under certain circumstances we may be required to make additional payments if the notes are converted at the holder’s option following certain fundamental changes as described above under “Description of the Notes — Conversion Rights.” We intend to take the position that the notes are not contingent payment debt instruments as a result of these potential payments. This position is based in part on the assumption that as of the date of issuance of the notes, the possibility that such potential additional payments will have to be paid was a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent payment debt instruments. Our determination that such possibility is a remote or incidental contingency is binding on a holder unless the holder explicitly discloses to the IRS that it is taking a different position on its tax return for the year during which such holder acquires the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both income from the notes and our deductions with respect to the notes. The remainder of this summary assumes that the notes will not be treated as contingent payment debt instruments.

   Market Discount

     The acquisition and sale of a note may be affected by the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the “stated redemption price at maturity” of the note immediately after its acquisition (other than at original issue) exceeds the adjusted tax basis in the note. If applicable, these provisions generally require a holder of the note to treat as ordinary income any gain recognized on the disposition of the note that the holder has acquired at a market discount, to the extent of the accrued market discount on that note at the time of disposition, unless the holder elects to include market discount in income currently as it accrues with a corresponding increase in the adjusted tax basis in the note. If a holder disposes of a note with market discount in certain otherwise non-taxable transactions, the holder must include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value. A holder will not recognize income for any accrued market discount attributable to a note converted into common stock. Upon disposition of such common stock received, however, any gain will be treated as ordinary income to the extent of such accrued market discount not previously included in income.

     The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of the acquisition, or, at the election of the holder, under a constant yield method. If a holder acquires a note at a market discount and does not elect to include accrued market discount in income currently, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. Holders should consult with their own tax advisors concerning the election to include market discount in income currently.

   Amortizable Premium

     The acquisition and sale of a note may be affected by the provisions of the Code relating to amortizable premium. If a holder purchases a note at a premium, which is the excess of the tax basis in the note immediately after the purchase of such note over the sum of all amounts payable on the note after the purchase date (other than payments of “qualified stated interest”), the holder may elect to amortize that premium with a corresponding decrease in the adjusted tax basis from the purchase date to the note’s maturity date under a constant yield method that reflects semiannual compounding based on the note’s payment period. Amortizable premium will not include any premium attributable to a note’s conversion feature (determined under any reasonable method). Amortized premium is treated as an offset to interest income on a note and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a holder may deduct in any accrual period is limited to the amount by which the total interest inclusions on the note in prior accrual periods exceed the total amount that the holder treats as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If a holder makes an election to amortize premium on a constant yield method, such election, once made, applies to all debt obligations that such holder holds or subsequently acquires on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If the holder does not make an election to amortize premium, the holder must include all amounts of interest without reduction for such premium, and such premium, will (because it is reflected in adjusted tax basis) reduce the gain or increase the loss on the disposition of the note. Holders should consult their own advisors concerning the advisability of electing to amortize premium.

   Conversion of the Notes for Common Stock

     Upon the conversion of a note solely into common stock, you generally will not recognize gain or loss except with respect to cash received in lieu of a fractional share of common stock and common stock received that is attributable to accrued but unpaid interest not previously included in income. The adjusted basis of shares of common stock received on conversion (other than common stock attributable to accrued but unpaid interest, the tax basis of which will equal its fair market value) will equal the adjusted basis of the converted note (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion (other than common stock attributable to accrued interest) will generally include the period during which the converted notes were held prior to the conversion.

   Conversion of the Notes for Cash and Common Stock

     The tax treatment of your conversion of a note into cash and common stock is not entirely clear. Although not free from doubt, the most likely consequence is that, assuming that the notes are treated as “securities” for U.S. federal income tax purposes, which treatment is not certain, you should generally recognize gain to the extent that the cash (other than cash received in lieu of a fractional share or attributable to accrued interest) and the value of the common stock (other than common stock attributable to accrued interest) exceeds your adjusted tax basis in the note (other than the portion of your adjusted tax basis attributable to any fractional shares), but in no event should the amount of gain you recognize exceed the amount of cash received (other than cash received in lieu of a fractional share or attributable to accrued interest), and you should not recognize any loss. Any such gain should be capital gain and should be taxable as described below under “— Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes.”

     Assuming that the notes are treated as “securities” for U.S. federal income tax purposes, your holding period in the common stock received upon conversion (other than common stock attributable to accrued interest) should generally include your holding period for the note and your aggregate tax basis in the common stock received (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) should generally be the same as your basis in the note (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash), decreased by the amount of any cash you receive (other than cash attributable to accrued interest or received in lieu of a fractional share), and increased by the amount of gain, if any, you recognize (other than gain with respect to a fractional share).

     You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences of a conversion of a note into cash and common stock.

   Conversion of the Notes for Cash

     If you receive solely cash upon the conversion of a note in complete satisfaction thereof, you will recognize gain or loss as described below under “— Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes.”

   Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes

     Except as set forth above under “— Conversion of the Notes,” upon the sale, exchange, redemption, repurchase or other disposition of a note, you generally will recognize gain or loss to the extent of the difference between (i) the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the note, which generally will be taxed as ordinary income to the extent that you have not previously recognized this income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in the note generally will equal the cost of the note. Any such gain or loss you recognize upon such disposition of a note will be capital gain or loss (except, in the case of gain, to the extent of accrued market discount not previously included in income, which will be treated as ordinary income) and will generally be long-term capital gain or loss if the note has been held or deemed held for more than one year at the time of the disposition. In the case of a non-corporate U.S. holder, such long-term capital gain will be subject to tax at a reduced rate. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

   Constructive Dividends

     The conversion price of the notes is subject to adjustment under certain circumstances as described under “Description of the Notes — Conversion Rights.” Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders and adjustments to the conversion price if the stock price is below a certain level during a designated period or pursuant to certain types of fundamental changes) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described under “— Dividends” below even though you have not received any cash or property as a result of such adjustments. However, it is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

   Dividends

     If you convert your note into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. With respect to noncorporate U.S. holders for taxable years beginning before January 1, 2009 such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

   Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

     Upon the sale, taxable exchange, redemption or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. Your tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under “— Conversion of the Notes.” The deductibility of capital losses is subject to limitations.

   Backup Withholding and Information Reporting

     We are required to furnish to the IRS and to the record holders of the notes and common stock, other than corporations and other exempt holders, information with respect to interest on the notes, dividends paid on the common stock, proceeds received from a disposition of the notes or shares of common stock pursuant to a conversion, redemption or repurchase and, under certain circumstances, principal payments on the notes. You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock and, under certain circumstances, principal payments on the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to such information reporting or backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

     Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability and may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

     The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or our common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of notes or common stock, other than a partnership, that is not a U.S. Holder.

   Payments of Interest

     In general, interest you receive on the notes will not be subject to the 30% U.S. federal withholding tax under the “portfolio interest” exception provided that:

•	such interest is not effectively connected with your conduct of a trade or business in the United States;

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or (ii) you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

     Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for such non-U.S. holders.

     If you cannot satisfy the requirements for the portfolio interest exception described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless prior to the payment of interest you provide us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. In addition, a non-U.S. holder may, under certain circumstances, be required to obtain a TIN and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A non-U.S. holder of a note that is eligible for a reduced rate of U.S. federal withholding tax pursuant to a U.S. income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

     If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated income tax rates (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, effectively connected interest will be included in your earnings and profits.

     In the event of a registration default, as described under “Description of Notes — Registration Rights,” we will be obligated to pay additional interest on the notes. Such payments may be treated as interest subject to the rules described above or as other income subject to the United States federal withholding tax. A non-U.S. Holder that is subject to the withholding tax on payments of additional interest should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

  Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Notes or Common Stock

     You will not recognize any gain or loss on the conversion of notes into shares of common stock, except with respect to cash received in lieu of a fractional share (which will be treated as described below) and common stock attributable to accrued interest (which will be treated as described above under “— Payments of Interest”).

     You will recognize gain on the sale, exchange, redemption, repurchase or other taxable disposition of a note as well as upon the conversion of a note into cash or into a combination of cash and stock. Nevertheless, such gain generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the notes or our common stock.

     If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock.

     We are not currently and we believe we will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

   Dividends and Constructive Dividends

     In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see “— Consequences to U.S. Holders — Constructive Dividends” above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Any constructive dividend deemed received by you will be treated as an actual dividend received by you. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the notes. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, and generally not subject to the 30% withholding tax or treaty-reduced rate (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

     In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

   Backup Withholding and Information Reporting

     If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you (including interest, dividends and proceeds received from a disposition of the notes or common stock pursuant to a conversion, redemption or repurchase) or with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above under “— Payments of Interest” and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

     You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITY HOLDERS

     We originally issued the notes to Lehman Brothers Inc., referred to as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act. The notes were immediately resold by the initial purchaser to persons reasonably believed by the initial purchaser to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible. When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling security holders will sell all or any of the notes or the common stock issuable upon conversion of the notes. Except as set forth in the footnotes below, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The following table sets forth certain information as of March 23, 2005 (unless otherwise noted) concerning the principal amount of notes beneficially owned by each selling security holder and the number of shares of underlying common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of their notes and common stock issuable upon conversion of the notes pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned. We have also assumed for purposes of the table below that unnamed holders of notes, or any future transferees, pledgees, donees or successors of or from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes

     Information about the selling security holders may change over time. In particular, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us information regarding their notes. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

			Number of		Number of
	Principal Amount		Shares of	Number of	Shares of
	of Notes		Common	Shares of	Common Stock
	Beneficially	Percentage	Stock	Common	Beneficially
Name of Selling	Owned and	of Notes	Beneficially	Stock	Owned after	Natural Person(s) With Voting or
Security Holder	Offered	Outstanding	Owned(1)(2)	Offered(1)	the Offering(3)	Investment Power
AG Domestic Convertibles, L.P. +	$1,400,000	3.0%	498,221	498,221	0	John M. Angelo and Michael L. Gordon.

AG Offshore Convertibles, Ltd.(4) +	$3,100,000	6.7%	1,103,203	1,103,203	0	John M. Angelo and Michael L. Gordon.

Amaranth LLC(5) +	$8,000,000	17.4%	2,846,975	2,846,975	0
Amaranth Advisors L.L.C., the Trading Advisor for Amaranth LLC, exercises voting power and investment control over the registrable securities. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

BNP Paribas Equity Strategies, SNC +	$1,016,000	2.2%	379,166	361,566	17,600	Christian Menestrier, CEO of CooperNeff Advisors, Inc.

CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$520,000	1.1%	185,053	185,053	0	Christian Menestrier, CEO of CooperNeff Advisors, Inc.

Highbridge International LLC(6) +	$6,500,000	14.1%	2,313,167	2,313,167	0	Glenn Dubin and Henry Swiect. Messrs. Dubin and Swiect are the principals of Highbridge Capital Management, trading advisor to Highbridge International, LLC.

Lyxor/Convertible Arbitrage Fund Limited	$138,000	*	49,110	49,110	0	Christian Menestrier, CEO of CooperNeff Advisors, Inc.

			Number of		Number of
	Principal Amount		Shares of	Number of	Shares of
	of Notes		Common	Shares of	Common Stock
	Beneficially	Percentage	Stock	Common	Beneficially
Name of Selling	Owned and	of Notes	Beneficially	Stock	Owned after	Natural Person(s) With Voting or
Security Holder	Offered	Outstanding	Owned(1)(2)	Offered(1)	the Offering(3)	Investment Power
Saranac Capital Management L.P.(7)(8)	$3,000,000	6.5%	1,067,616	1,067,616	0	Ross Margolies.

Satellite Strategic Finance Associates, LLC(9)	$4,000,000	8.7%	1,927,488	1,423,488	504,000	Leif Rosenblatt; Mark Sonnino; Gabriel Neehamian; Christopher Tuzzo; Brian Kriftcher; Stephen Shapiro; David Ford.

Silverback Master, Ltd.(10)	$3,000,000	6.5%	1,067,616	1,067,616	0	Elliot Bossen.

Singlehedge US Convertible Arbitrage Fund	$150,000	*	53,381	53,381	0	Christian Menestrier, CEO of CooperNeff Advisors, Inc.

Sturgeon Limited	$176,000	*	62,633	62,633	0	CooperNeff Advisors, Inc. has sole investment control and shared voting control over the securities. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

UBS AG London f/b/o HFS(11)	$11,500,000	25.0%	4,092,527	4,092,527	0	Dominic Lynch.

Any other holders of notes or future transferees, pledgees, donees or successors of any such holders of notes(12)(13)	$3,500,000	7.6%	1,245,552	1,245,552	0	N/A

Total:	$46,000,000	100.0%	16,370,107	16,370,107	521,600	N/A

*	Less than one percent (1%).

+	The selling security holder is an affiliate of a registered broker-dealer, and has certified to us that it bought the securities in the ordinary course of business, and at the time of purchase of such securities it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of approximately 355.8719 shares per $1,000 principal amount at maturity of the notes, which is the initial conversion rate of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes – Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes – Repurchase at Option of Holders Upon a Fundamental Change” and fractional shares. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes – Conversion Rights.”

(2)	Except as set forth in footnotes (4) – (7) and (9) – (12) below, the number of shares of common stock beneficially owned by each holder named in the table is less than one percent (1%) of our outstanding common stock, calculated based on 102,652,549 shares of common stock outstanding as of March 18, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume the conversion of any other holder’s notes.

(3)	For the purposes of computing the number of shares of common stock to be beneficially owned by the selling security holders after the conclusion of the offering, we have assumed for purposes of the table above that the selling security holders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling security holders will continue to be beneficially owned by them. We also assume that unnamed holders of notes, or any future transferees, pledgees, donees or successors of or from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes.

(4)	The number of shares of common stock beneficially owned by this holder is 1.1% of our outstanding shares of common stock as of March 18, 2005, calculated as described in footnote (2) above.

(5)	The number of shares of common stock beneficially owned by this holder is 2.7% of our outstanding shares of common stock as of March 18, 2005, calculated as described in footnote (2) above.

(6)	The number of shares of common stock beneficially owned by this holder is 2.2% of our outstanding shares of common stock as of March 18, 2005, calculated as described in footnote (2) above.

(7)	The number of shares of common stock beneficially owned by this holder is 1.0% of our outstanding shares of common stock as of March 18, 2005, calculated as described in footnote (2) above.

(8)	Saranac Capital Management L.P. acts as discretionary investment advisor with respect to the following accounts that hold the indicated principal amount of notes: Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd. ($422,000); Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund ($124,000); Citigroup Alternative Investments Market Neutral Arbitrage Fund L.P. ($67,000); Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio ($1,925,000); Saranac Erisa Arbitrage LTD ($409,000); and Saranac Erisa Arbitrage LP ($53,000).

(9)	The number of shares of common stock beneficially owned by this holder is 1.8% of our outstanding shares of common stock as of March 18, 2005, calculated as described in footnote (2) above.

(10)	The number of shares of common stock beneficially owned by this holder is 1.0% of our outstanding shares of common stock as of March 18, 2005, calculated as described in footnote (2) above.

(11)	The number of shares of common stock beneficially owned by this holder is 3.8% of our outstanding shares of common stock as of March 18, 2005, calculated as described in footnote (2) above.

(12)	The shares of common stock beneficially owned and offered by these holders combined represents 1.2% of our outstanding shares of common stock as of March 18, 2005, and assumes that these holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(13)	If required, information about other selling security holders, except for any future transferees, pledgees, donees or successors of selling security holders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus

     This prospectus may be used only by the selling security holders identified above to sell the securities set forth opposite each such selling security holder’s name in the foregoing table. This prospectus may not be used by any selling security holder not named in this prospectus, including transferees, pledgees or donees of the selling security holders named above, prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the notes or the common stock issuable upon conversion of the notes by any unnamed security holder or future transferees, pledgees or donees from such unnamed security holders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling security holder. Additional information for the named security holders and the information for transferees, pledgees or donees of the named security holders will be provided by supplements to this prospectus, absent circumstances indicating the change is material. The supplement or amendment will also disclose whether any security holder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment if such information has not been previously disclosed.

PLAN OF DISTRIBUTION

     The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The Nasdaq National Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling security holders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on The Nasdaq National Market. Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated quotation system or securities exchange.

     Broker-dealers or agents who participate in the sale of the notes and the underlying common stock are “underwriters” within the meaning of Section 2(11) of the Securities Act. Selling security holders who participate in the sale of the notes and the underlying common stock may also be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holders are deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

     The selling security holders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     Each selling security holder from whom we have received a questionnaire has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     A selling security holder may decide not to sell any notes or the underlying common stock described in this prospectus. We cannot assure holders that any selling security holder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling security holder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes or common stock to be offered and sold;

•	the names of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holders.

     We entered into the resale registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The resale registration rights agreement provides that the selling security holders and Mindspeed will indemnify each other and their respective officers, directors, employees and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling security holders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling security holder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

     The validity of the securities offered herein will be passed upon for us by Morrison & Foerster LLP, Irvine, California.

EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Mindspeed Technologies, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method for goodwill and intangible assets), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information about us that we file or furnish electronically with the SEC are available at the SEC’s website at www.sec.gov.

     The information in this prospectus itself may not contain all the information that may be important to your decision whether to invest in the notes or common stock. You should read the entire prospectus, including the documents incorporated by reference into the prospectus (as well as the exhibits to those documents), before making an investment decision.

     Any statement contained in any document included herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents we will file with the SEC in the future. We hereby incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed with the SEC on December 1, 2004 (including the portions of our Proxy Statement on Schedule 14A for our 2005 Annual Meeting of Stockholders incorporated by reference therein);

•	our Quarterly Report for the quarter ended December 31, 2004, filed with the SEC on February 8, 2005;

•	our Current Reports on Form 8-K, filed with the SEC on December 2, 2004, December 3, 2004, December 6, 2004, December 8, 2004, March 2, 2005 and March 18, 2005;

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

•	the description of our capital stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC on December 9, 2003, including any amendment or report filed for the purpose of updating such description (including an amendment thereto dated as of December 6, 2004, as filed with the SEC on January 18, 2005).

     Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

     Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Mindspeed Technologies, Inc., Attn: Investor Relations, 4000 MacArthur Boulevard, East Tower, Newport Beach, California, 92660-3095, or call (949) 579-3000.